UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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B/E Aerospace, Inc.

(Name of Registrant as Specified In Its Charter)

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B/E AEROSPACE, INC.

1400 CORPORATE CENTER WAY

WELLINGTON, FLORIDA 33414-2105

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JULY 30, 2015

Notice is hereby given that the Annual Meeting of Stockholders of B/E Aerospace, Inc., a Delaware corporation (the “Company”), will be held at the Four Seasons Hotel, 200 Boylston Street, Boston, Massachusetts at 10:30 a.m. Eastern Time on Thursday,  July 30, 2015 for the following purposes:

1.	To elect two Class III Directors;

2.	To consider and act upon a proposal to approve compensation paid to Named Executive Officers of the Company on an advisory basis;

3.	Ratification of the appointment of Independent Registered Public Accounting Firm;

4.	To consider and act upon a proposal to amend the B/E Aerospace, Inc. Amended and Restated Non-Employee Directors Stock and Deferred Compensation Plan; and

5.	To transact any other business that may properly come before the meeting, or any adjournment thereof.

Stockholders of record at the close of business on June 2, 2015 are entitled to notice of and to vote at the meeting.

The B/E Aerospace, Inc. Board of Directors unanimously recommends that the stockholders vote: "FOR" the proposal to elect two Class III Directors; "FOR" the proposal to approve compensation paid to Named Executive Officers of the Company on an advisory basis; "FOR" the ratification of the appointment of the Independent Registered Public Accounting Firm of the Company; and “FOR” the proposal to amend the B/E Aerospace, Inc. Amended and Restated Non-Employee Directors Stock and Deferred Compensation Plan.

Whether or not you plan to attend the meeting in person, please sign and date the enclosed proxy and return it promptly in the enclosed envelope.

By Order of the Board of Directors,

/s/ Ryan M. Patch
RYAN M. PATCH
Secretary

Wellington, Florida
June 16, 2015

i

B/E AEROSPACE, INC.

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JULY 30, 2015

PROXY STATEMENT

THIS PROXY STATEMENT AND THE ENCLOSED PROXY ARE BEING MAILED TO STOCKHOLDERS ON OR ABOUT June 16, 2015.

The enclosed form of proxy is solicited on behalf of B/E Aerospace, Inc. (the “Company”) to be voted at the 2015 Annual Meeting of Stockholders to be held at the Four Seasons Hotel, 200 Boylston Street, Boston, Massachusetts at 10:30 a.m. Eastern Time on Thursday, July 30, 2015, or at any adjournment or postponement thereof.

If you are a stockholder of record, you may vote by proxy on the Internet, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote in person at the annual meeting. Please note that video cameras, tape recorders, signs or other recording devices or visual displays are not permitted in the meeting. All photography, including through the use of camera phones or other means, is not permitted during the meeting. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

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To vote on the Internet, go to http://www.investorvote.com to complete an electronic proxy card. You will be asked to provide the control number from the enclosed proxy card. Your vote must be received by 1:00 a.m. Eastern Time, on July 30, 2015 to be counted.

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To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

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To vote over the telephone, dial toll-free 1-800-652-VOTE (1-800-652-8683) using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the enclosed proxy card. Your vote must be received by 1:00 a.m. Eastern Time, on July 30, 2015 to be counted.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

A proxy may be revoked by a stockholder at any time before it is voted (i) by returning to the Company another properly signed proxy bearing a later date; (ii) by delivering a written revocation to the Secretary of the Company; or (iii) by attending the meeting and voting the shares represented by the proxy in person. Shares represented by the enclosed form of proxy properly executed and returned or submitted over the telephone or on the Internet, and not revoked, will be voted at the meeting by the persons named as proxies, Joseph T. Lower and Ryan M. Patch.

The expense of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by mail, the Company may use the services of its officers and other employees to solicit proxies personally, by telephone and electronic communication from brokerage houses and by other stockholders. Officers and other employees of the Company will receive no compensation in addition to their regular salaries for soliciting proxies. The Company has retained Georgeson Inc. to assist in solicitation of proxies for a fee of $8,000 plus expenses. The Company will reimburse brokers and other persons for their reasonable charges and expenses in forwarding soliciting materials to the beneficial owners of the common stock.

In the absence of contrary instructions, the persons named as proxies will vote in accordance with the intentions stated below. The holders of record of shares of the Company’s common stock, $0.01 par value, at the close of business on June 2, 2015 are entitled to receive notice of and to vote at the meeting. As of April 22, 2015 the Company had 106,910,326 shares of common stock issued and 106,164,492 shares of common stock outstanding. Each share of common stock is entitled to one vote on each matter to come before the meeting.

Consistent with Delaware state law and the Company’s Amended and Restated By-laws, a majority of the votes entitled to be cast present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the meeting will be counted by the person appointed by the Company to act as inspector of election for the meeting. The two nominees for election as directors at the meeting who receive the greatest number of votes properly cast for the election of directors, Proposal No. 1, shall be elected directors. The election of our directors in uncontested elections is governed by a “plurality plus” standard, pursuant to which any director candidate who receives more votes “withheld” than votes “for” election shall tender their resignation from the Board of Directors (the “Board”) following the final certification of such stockholder vote for consideration by the Executive Chairman of the Board. The Executive Chairman of the Board will then consider such resignation, taking into account the Company’s interests and any current or foreseeable factors or circumstances relating to such director, and recommend to the Board the action to be taken with respect to such resignation. The Board then shall act on such recommendation relative to the tendered resignation, after which we will publicly disclose the Board’s decision as to whether it accepted such director’s resignation.

The affirmative vote of a majority of the votes in attendance at the meeting (at which a quorum is present), present in person or represented by proxy, that are properly cast, is necessary to approve the actions described in Proposal Nos. 2 through 4.

The inspector of election will count the total number of votes cast “for” the nominee for election as a director or “for” approval of Proposal Nos. 2 through 4 for purposes of determining whether sufficient affirmative votes have been cast for each such proposal. The inspector of election will count shares (i) represented by proxies that withhold authority to vote on any proposal or (ii) that reflect abstentions and “broker non-votes” as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but abstentions and broker non-votes will not have any effect on the outcome of voting on the election of directors or Proposal Nos. 2 through 4. “Broker non-votes” are shares represented at the meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote; and (ii) the broker or nominee does not have the discretionary voting power on a particular matter.

The Annual Report to Stockholders for the Company’s fiscal year ended December 31, 2014 accompanies this proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY

OF PROXY MATERIALS FOR THE ANNUAL MEETING OF

STOCKHOLDERS

B/E Aerospace, Inc.’s Proxy Statement and Annual

Report on Form 10-K are available at

www.beaerospace.com

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nomination of Directors

As provided in its charter, the Nominating and Corporate Governance Committee identifies and recommends to the Board nominees for election and re-election to the Board and will consider nominations submitted by stockholders. The Nominating and Corporate Governance Committee, in consultation with the Executive Chairman of the Board, evaluates candidates proposed by stockholders using the same criteria as for other candidates.

The Executive Chairman of the Board and the Nominating and Corporate Governance Committee seek to create a Board that is strong in its collective knowledge and has a diversity of skills and experience with respect to finance, leadership, business operations and industry knowledge. The Nominating and Corporate Governance Committee reviews with the Executive Chairman and the full Board, on a periodic basis (at least semi-annually), the current composition of the Board in light of the characteristics of independence, skills, experience, competency and availability of service to the Company of its members and of the Company’s anticipated needs. All of our independent directors serve on Board Committees further supporting the Board by providing experience to those Committees. The needs of each Committee are also reviewed when considering nominees to the Board. The Nominating and Corporate Governance Committee recommended the nomination of Messrs. Richard G. Hamermesh and David J. Anderson, currently designated as Class III Directors, whose terms expire at the meeting, to serve as Class III Directors for a term of three years, expiring at the 2018 Annual Meeting of Stockholders. If Messrs. Richard G. Hamermesh and David J. Anderson are re-elected, the Nominating and Corporate Governance Committee and the full Board believe that the Board will have an excellent composition, of a suitable size, and with the appropriate diversity of skills and experience with respect to finance, leadership, business operations and industry as well as company specific knowledge. The biographies of Messrs. Richard G. Hamermesh and David J. Anderson and our continuing current directors below contain information regarding each nominee’s and continuing current director’s experience, qualifications and skills. When the Nominating and Corporate Governance Committee reviews a potential new candidate, it looks specifically at the candidate’s qualifications in light of the size of the Board and the needs of the Board at a given point in time.

In nominating director candidates, the Nominating and Corporate Governance Committee strives to nominate directors that exhibit high standards of ethics, integrity, commitment and accountability. In addition, all nominations attempt to ensure that the Board shall encompass a range of talent, skills, expertise and industry experience sufficient to provide sound guidance with respect to our operations and activities.

Under our Nominating and Corporate Governance Committee charter, directors must inform the Executive Chairman of the Board and the Chair of the Nominating and Corporate Governance Committee in advance of accepting an invitation to serve on another public company board. In addition, no director may sit on the board of directors, or beneficially own more than 1% of the outstanding equity securities, of any of our competitors in our principal lines of business. We also discourage our directors from serving on the board of directors of more than three public companies.

To recommend a nominee, a stockholder shall give  a notice of nomination to our Secretary at our principal address in Wellington, Florida. This notice should include the candidate’s brief biographical description, a statement of the qualifications of the candidate, taking into account the qualification requirements set forth above, and the candidate’s signed consent to be named in the proxy statement and to serve as a director, if elected. To be timely, the notice of nomination must be delivered to or mailed and received by the Secretary: (i) with regard to notice of nominations proposed to be brought before an annual meeting of stockholders to be held on a day that is not more than 30 days in advance of the anniversary of the previous year’s annual meeting nor later than 70 days after the anniversary of the previous year’s annual meeting, not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, in advance of the anniversary of the previous year’s annual meeting or (ii) with regard to notice of nominations proposed to be brought before any other annual meeting of stockholders, not later than the close of business on the 10th day following the public announcement of the date of such meeting. Once we receive the notice of nomination, we will deliver a questionnaire to the candidate that requests additional information about the candidate’s independence, qualifications and other information that would assist the Nominating and Corporate Governance Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in our proxy statement, if nominated. Candidates must complete and return the questionnaire within the time frame provided to be considered for nomination by the Nominating and Corporate Governance Committee.

The persons named in the enclosed proxy intend to vote each share as to which a proxy has been properly executed and returned or submitted over the telephone or on the Internet and not revoked in favor of the election as directors of the two nominees named below, each of whom is now a director of the Company, unless authority to vote for the election of any or all of such nominees is withheld by marking the proxy to that effect.

Pursuant to the Company’s Restated Certificate of Incorporation, as amended, the Board is divided into three classes, each as nearly equal in number as possible, so that each director (in certain circumstances after a transitional period) will serve for three years, with one class of directors being elected each year.

The nominees are Messrs. Richard G. Hamermesh and David J. Anderson, currently designated as Class III Directors, whose terms expire at the meeting, and are required to serve until their respective successors are elected and shall qualify to serve. The enclosed proxy cannot be voted for a greater number of persons than two.

If elected, Messrs. Richard G. Hamermesh and David J. Anderson, will serve as Class III Directors for a term of three years, expiring at the 2018 Annual Meeting of Stockholders, and until their respective successors are elected and shall qualify to serve.

The Company expects that Messrs. Richard G. Hamermesh and David J. Anderson will be able to serve, but if they are unable to serve, the proxies reserve discretion to vote for a substitute nominee or nominees, or refrain from voting.

Set forth below is the business experience of, and certain other information regarding, the two director nominees and the other current directors of the Company.

Director Nominees

Director
Name, Age, Business Experience and Current Directorships	Since

RICHARD G. HAMERMESH, 67	1987

Richard G. Hamermesh has been a Director since July 1987. Dr. Hamermesh has been a Professor of Management Practice at Harvard Business School since July 1, 2002. From 1987 to 2001, he was a co-founder and a Managing Partner of The Center for Executive Development, an executive education and development consulting firm. From 1976 to 1987, Dr. Hamermesh was a member of the faculty of Harvard Business School. He is also an active investor and entrepreneur, having participated as a principal, director and investor in the founding and early stages of more than 15 organizations. Dr. Hamermesh is a member of the Board of Directors of b.good, SmartCloud, and KLX Inc. Dr. Hamermesh’s education and business experience as co-founder of a leading executive education and consulting firm, as president, founder, director and co-investor in over 15 early stage businesses, and his 28 years as a Professor of Management Practice at Harvard Business School where he has led MBA candidates through thousands of business case studies, as well as his intimate knowledge of our business and industry (including over 26 years as a member of our Board), uniquely qualify him to serve as a member of our Board.

DAVID J. ANDERSON, 65	2014

David J. Anderson has been a Director since June 2014. Mr. Anderson was the Senior Vice President and Chief Financial Officer of Honeywell International Inc. from 2003 until his retirement in April 2014. While at Honeywell, Mr. Anderson was a member of the senior leadership team where he was responsible for the company’s corporate finance activities including tax, accounting, treasury, audit, investment, financial planning, acquisitions and real estate. Mr. Anderson was integral to the reshaping of Honeywell’s portfolio including supporting nearly $10 billion of acquisitions in higher growth, global markets. Prior to joining Honeywell, Mr. Anderson had senior financial roles at ITT Industries, Inc., Newport News Shipbuilding and RJR Nabisco Holding Corporation. Mr. Anderson currently serves as a member of the Board of Directors of American Electric Power Company, Inc., Cardinal Health, Inc., and Fifth Street Asset Management Inc. and as chairperson for the University of Chicago’s Booth School of Business CFO Forum. Mr. Anderson has more than 36 years of extensive financial experience. Mr. Anderson is a graduate of Indiana University and received an MBA from the University of Chicago’s Booth School of Business. Mr. Anderson’s education and depth of experience in corporate finance uniquely qualify him to serve as a member of our Board.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE LISTED NOMINEES.

Current Directors (other than Director Nominees)

	Director	Term
Name, Age, Business Experience and Current Directorships	Since	Expires

JOHN T. WHATES, Esq., 67	2012	2016

John T. Whates has been a Director since February 2012. Mr. Whates has been an independent tax advisor and involved in venture capital and private investing since 2005. He is member of the Board of Directors of KLX Inc. and Chairman of the Board of Dynamic Healthcare Systems, Inc., a company that provides enterprise technology software solutions to healthcare organizations. From 1994 to 2011, Mr. Whates was a tax and financial advisor to the Company, providing business and tax advice on essentially all of our significant strategic acquisitions. Previously, Mr. Whates was a tax partner in several of the largest public accounting firms, most recently leading the High Technology Group Tax Practice of Deloitte LLP in Orange County, California. He has extensive experience working with aerospace and other public companies in the fields of tax, equity financing and mergers and acquisitions. Mr. Whates’ extensive experience, multi-dimensional educational background, and thorough knowledge of our Company, uniquely qualify him to serve as a member of our Board.

MARY M. VANDEWEGHE, 55	2014	2016

Mary M. (“Meg”) VanDeWeghe has been a Director since September 2014. Ms. VanDeWeghe is the Chief Executive Officer and President of Forte Consulting Inc., a financial and management consulting firm, and a Professor of the Practice of Finance at Georgetown University's McDonough School of Business. Prior to holding her current positions, Ms. VanDeWeghe served as Senior Vice President of Finance for Lockheed Martin Corporation, and previously held positions in corporate finance, capital markets and general management at J.P. Morgan, where she rose to the rank of Managing Director. Ms. VanDeWeghe currently serves on the Board of Directors of W.P. Carey and Brown Advisory. She previously served on the Board of Directors of Ecolab Inc. and Nalco.

JAMES F. ALBAUGH, 64	2014	2016

James F. Albaugh has been a Director since November 2014. Mr. Albaugh has been a Senior Advisor to The Blackstone Group since December 2012. From September 2009 until his retirement in June 2012, Mr. Albaugh served as President and Chief Executive Officer of the Commercial Airplanes business unit, and was also a member of the Executive Council, of The Boeing Company. Mr. Albaugh also served as President and Chief Executive Officer of Boeing’s Integrated Defense Systems business unit and in other executive positions at Boeing, including President and Chief Executive Officer of Space and Communications and President of Space Transportation after Boeing’s acquisition in 1997 of Rockwell, where Mr. Albaugh began his career in 1975. Mr. Albaugh is an elected member of both the National Academy of Engineering and the International Academy of Astronautics, a Fellow and Honorary Fellow of the American Institute of Aeronautics and Astronautics, and an elected Fellow of the Royal Aeronautical Society. Mr. Albaugh is President of the American Institute of Aeronautics and Astronautics, Chairman of the National Aeronautic Association, a Director of American Airlines Group Inc., a Director of TRW Automotive Holdings Corp., and serves as a member of other nonprofit organization boards and other professional organizations.

AMIN J. KHOURY, 76	1987	2017

Amin J. Khoury has been the Executive Chairman of the Board of Directors since December 16, 2014, and was previously the Chairman of the Board of Directors from July 1987 when he co-founded the Company.  Mr. Khoury also served as the Company’s Co-Chief Executive Officer (“Co-CEO”) from January 1, 2014 through December 15, 2014, and Chief Executive Officer (“CEO”) from July 1987 through April 1996 and again from December 31, 2005 through December 31, 2013. Mr. Khoury has been Chairman of the Board of Directors and Chief Executive Officer of KLX Inc. since October 2014. From 1986 until April 2012, Mr. Khoury was a director of Synthes, Inc. Mr. Khoury was a Trustee of the Scripps Research Institute from 2008 to 2014. Mr. Khoury holds an Executive Masters Professional Director Certification, the highest level, from the American College of Corporate Directors, which is earned by completing a minimum of 90 hours of public company director education, and an Advanced Director Certification from the Corporate Directors Group. Mr. Khoury’s education, his business experience, which includes having co-founded our Company, and having served as Chairman and/or Chief Executive Officer since 1987, during which he was primarily responsible for the development and execution of our business strategies that resulted in the growth in our business from a single product line business with $3.0 million in annual sales, to the leading global manufacturer of commercial aircraft and business jet cabin interior products, with annual revenues in 2014 of $2.6 billion.

Mr. Khoury has led our strategic planning and our acquisition strategy as well as our operational integration and execution strategies. He is a highly effective leader in organizational design and development matters and has been instrumental in identifying and attracting both the managerial talent and Board members who currently serve the Company. He has an intimate knowledge of the Company, its industry and its competitors which he has gained over the last 28 years. All of the above experience and leadership roles uniquely qualify him to serve as our Company’s Executive Chairman of the Board of Directors.

JONATHAN M. SCHOFIELD, 74	2001	2017

Jonathan M. Schofield has been a Director since April 2001. From December 1992 through February 2000, Mr. Schofield served as Chairman and Chief Executive Officer of Airbus North America Holdings, a subsidiary of Airbus Industrie, a manufacturer of large civil aircraft. Mr. Schofield served as Chairman of Airbus North America from February 2000 until his retirement in March 2001. Prior to 1989, Mr. Schofield served in various executive positions at Pratt & Whitney, a division of United Technologies Corporation. From 1989 until he joined Airbus, Mr. Schofield was President of United Technologies International Corporation. Mr. Schofield is currently a member of the Board of Directors of Nordam Group and is a trustee of LIFT Trust and was formerly a member of the Board of Directors of Aero Sat, Inc. and TurboCombustor Technology, Inc. Mr. Schofield became a member of the Ordre National De  La Légion D’Honneur in 2002. Mr. Schofield’s education, aerospace industry business experience, including his role as Chairman and Chief Executive Officer of Airbus North America Holdings, and as President of United Technologies International Corporation during which he developed and executed global marketing strategies and interfaced with procurement, finance and human resources, together with his intimate knowledge of our business and industry, uniquely qualify him to serve as a member of our Board.

CORPORATE GOVERNANCE MATTERS

Meetings of the Board of Directors and Committees

The Board held thirteen meetings, as well as three additional informal sessions in connection with the spin-off of KLX Inc., (“KLX”) during 2014. Currently, the Board has three standing Committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. All members of our Board are expected to attend our Annual Meeting of Stockholders, absent extenuating circumstances, and in 2014, all then current members attended our Annual Meeting of Stockholders. The Board has determined that Messrs. Hamermesh, Schofield, Whates, Anderson, Albaugh, and Ms. VanDeWeghe are independent under NASDAQ Stock Market rules. Each member of the Board attended at least 92% of the aggregate number of meetings of the Board and at least 88% of the aggregate number of meetings of the Committees of the Board on which the director served during 2014 (except for Mr. Schofield who attended fewer than 75% of the aggregate number of meetings held by the Compensation Committee).

The Audit Committee is currently composed of Messrs. Hamermesh, Schofield, and Anderson and Ms. VanDeWeghe with Mr. Hamermesh serving as Chairman. The Audit Committee held four meetings during 2014. The Audit Committee is responsible for: (i) the appointment, compensation and oversight of our independent auditors; (ii) overseeing the quality and integrity of our financial statements and related disclosures; (iii) our compliance with legal and regulatory requirements; (iv) assessing our independent auditors’ qualifications, independence and performance; and (v) monitoring the performance of our internal audit and control functions.

All members of the Audit Committee are independent under NASDAQ Stock Market and Securities and Exchange Commission (“SEC”) rules. The Audit Committee operates under a written charter adopted and approved by our Board.

The Compensation Committee is currently composed of Messrs. Hamermesh, Schofield, Albaugh and Whates, with Mr. Whates serving as Chairman. The Compensation Committee held nine meetings during 2014. The Compensation Committee provides recommendations to the Board regarding compensation matters and oversees the Company’s incentive and compensation plans. All of the members of the Compensation Committee are independent as defined by NASDAQ Stock Market rules. The Compensation Committee operates under a written charter adopted and approved by our Board.

The Compensation Committee has the power to delegate its authority and duties to subcommittees or individual members of the Compensation Committee or, to the extent permitted by the terms of any plan, to officers of our Company or other persons in each case as the Compensation Committee deems appropriate in accordance with applicable laws and regulations and the requirements of the NASDAQ Stock Market. Our Executive Chairman of the Board of Directors, President and Chief Executive Officer,  prior Chief Financial Officer, and Vice President, Human Resources attended portions of some or all of the Compensation Committee meetings during 2014 at the invitation of the Compensation Committee. Management input was taken into consideration in assessing the performance and pay levels of our key management employees as well as the establishment of bonus measures and targets. Our Vice President-Law, General Counsel and Secretary also attended the meetings during 2014 to provide the Compensation Committee with information to consider in respect to his area of expertise. Our Vice President-Law, General Counsel and Secretary also serves as secretary to the Compensation Committee. On no occasion were any of our Named Executive Officers (“NEOs”) involved in any discussion specifically relating to their own compensation, other than our Executive Chairman of the Board of Directors, who discussed both his performance and his compensation directly with our Compensation Committee.

The Nominating and Corporate Governance Committee is currently composed of Messrs. Hamermesh, Schofield and Whates, with Mr. Schofield serving as Chairman. The Nominating and Corporate Governance Committee held eight meetings during 2014. The Nominating and Corporate Governance Committee is responsible for, among other things, assisting the Board by actively identifying individuals qualified to become Board members, recommending to the Board the director nominees for election at the next Annual Meeting of Stockholders and making recommendations with respect to corporate governance matters. All of the members of the Nominating and Corporate Governance Committee are independent as defined by current NASDAQ Stock Market rules. The Nominating and Corporate Governance Committee operates under a written charter adopted and approved by our Board. All of the members of the Nominating and Corporate Governance Committee support the nominations of Messrs. Hamermesh and Anderson.

Copies of the charters for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available on our website, www.beaerospace.com, in the Investor Relations section. Please note that the information contained in or connected to our website is not a part of this proxy statement.

Board Diversity

The Executive Chairman of the Board of Directors together with the Nominating and Corporate Governance Committee, in accordance with the Board’s governance principles, seeks to create a Board that, as a whole, is strong in its collective knowledge and has a diversity of skills and experience with respect to industry knowledge, vision and strategy, human resource management, general management and leadership, marketing, business operations, business judgment, crisis management, risk assessment, accounting and finance, capital markets, general corporate governance and global markets.

In considering candidates for the Board, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials in the context of these standards and such other factors that the Nominating and Corporate Governance Committee considers appropriate so that the Board includes members, if suitable, with diverse backgrounds, perspectives, skills and experience, who are likely to serve the Company’s anticipated needs and enhance Board dynamics and effectiveness. The Nominating and Corporate Governance Committee believes our Board has achieved its diversity objectives as evidenced by Board members with extensive experience in general management, human resources, manufacturing operations, marketing, engineering, capital markets, developing and executing mergers and acquisition strategies, including successful integration activities related thereto, as founders or co-founders of a multitude of businesses, and the collective experiences developed during their business careers which total over 200 years in the aerospace, defense and related industries.

Risk Oversight

Our Board takes an active role in overseeing the risk management of the Company with a focus on the most significant risks facing the Company. The Board’s oversight of risk management is designed to support the achievement of the strategic objectives of the Company and increase stockholder value. A fundamental part of risk management for the Company is not only understanding the risks that are faced by the Company and the steps necessary to manage those risks, but also understanding what level of risk is appropriate for the Company. The Company’s Executive Chairman of the Board of Directors, President and CEO, Vice President and Chief Financial Officer, Vice President – Law, General Counsel, Secretary and Chief Compliance Officer and other members of senior management regularly evaluate and report to the Board on significant risks facing the Company. In addition, each Committee of the Board is also responsible for assessing the risk exposure related to its specific area. The Committees discuss matters of interest with the Company’s senior management, including matters related to our corporate governance and our code of conduct, and report to the full Board, as appropriate, including when a matter rises to the level of a material or enterprise level risk.

Board Leadership Structure

The Board believes that the Company and its stockholders have been and will continue to be well served by having the Company’s principal founder and former CEO serve as Executive Chairman of the Board. Mr. Amin J. Khoury has led our strategic planning and our acquisition strategy as well as our operational integration and execution strategy. He is a highly effective leader in organizational design and development matters and has been instrumental in identifying and attracting both the managerial talent and Board members who currently serve the Company. He has an intimate knowledge of the Company, its industry and its competitors, which he has gained over the last 28 years, all of which uniquely qualify him to serve as our Company’s Executive Chairman of the Board. The Board believes that the current leadership of the Board, when combined with the other elements of our corporate governance structure, strikes an appropriate balance between strong and consistent leadership and independent oversight of the Company’s business and affairs.

The Board is composed of a majority of independent directors. The Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are each composed solely of independent directors. The Company’s independent directors bring experience, oversight and expertise from outside the Company, while the Executive Chairman of the Board of Directors brings industry, competitive and company-specific experience and expertise. The Board believes the Executive Chairman of the Board of Directors promotes unified leadership and direction for the Company, which allows for a single, clear focus for management to execute the Company’s strategy and business plans.

One of the key responsibilities of the Board is to assist management in developing strategic direction and then holding management accountable for the execution of strategy once it is developed. The Board believes, at this time, that having an Executive Chairman of the Board of Directors together with the independent directors, is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management.

While the Board has not formally appointed a lead independent director, the Board believes that the current composition of the Board and the functioning of the independent directors effectively maintain independent oversight of the Company’s management. Six out of seven of the Company’s directors are independent and the chair and members of each of the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent directors. As a result, independent directors oversee all significant matters affecting the Company, including the Company’s financial statements, executive compensation matters, the nomination and assessment of directors and the risk management practices. Independent directors meet in regular executive sessions not attended by the non-independent director and management in conjunction with each regular Board meeting and as they otherwise deem appropriate. At each executive session, the respective chair of the Board Committee relating to the specific matter discussed by the independent directors, leads the discussion. For example, the chair of the Nominating and Corporate Governance Committee leads the discussions with respect to director nominations, the current composition of the Board and other Board policy matters.

Following each executive session, the independent directors report the results of the discussions to the full Board, as appropriate. These discussions are led by the appropriate Committee chair. Additional executive sessions may be convened at any time at the request of an independent director, and, in such event, the independent director chairperson of the most closely associated Committee to the discussed topic leads the discussion and the report to the full Board. During executive sessions directors also discuss and propose matters to be included in the agenda for future Board meetings.

Compensation Consultant

To gain a perspective on external pay levels, emerging practices and regulatory changes, our Compensation Committee engages an outside executive compensation consultant that is independent under the SEC and NASDAQ Stock Market rules to provide benchmark and survey information and advise the Compensation Committee as it conducts its review of our executive and director compensation programs. The Compensation Committee selected Mercer Human Resource Consulting (“Mercer”) as its consultant for 2014 and tasked it with gathering market competitive data, reviewing compensation plan design alternatives and instructing the Compensation Committee on director and executive compensation trends and best practices. An affiliate of Mercer, Marsh Inc., provides risk management and insurance brokerage services to the Company, for which it was paid approximately $645,500 in 2014. None of these fees were related to executive or director compensation. The Compensation Committee has reviewed the risk management and broker services provided by Marsh Inc. and has determined that these services do not constitute a conflict of interest for Mercer or prevent Mercer from being objective in its work for the Compensation Committee. Mercer periodically participated in Compensation Committee meetings, and also provided the Compensation Committee with specialized advice to consider in establishing and evaluating our compensation practices. Mercer reports directly to the Compensation Committee. The individuals at Mercer who provide executive and director compensation consulting services to the Compensation Committee provide no other services to the Company or its subsidiaries, except for non-executive or director compensation consulting matters as specifically authorized by the Compensation Committee. Further, Mercer has not been engaged to advise the Company or its management on executive and director compensation matters. In 2014, Mercer was paid approximately $166,500 with respect to its services to the Compensation Committee. Greater detail regarding our compensation process is set forth below in our “Compensation Discussion and Analysis.”

Stockholder Communications with our Board of Directors

To facilitate the ability of stockholders to communicate with our Board, communications may be sent to: The Board of Directors, c/o Secretary, B/E Aerospace, Inc., 1400 Corporate Center Way, Wellington, Florida 33414-2105.

Our Secretary reviews all correspondence addressed to the Board and regularly presents to the Board a summary of all such correspondence and forwards to the Board or individual directors, as the case may be, copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or Committees thereof or that he otherwise determines requires their attention. Examples of communications that would be logged, but not automatically forwarded, include solicitations for products and services or items of a personal nature not relevant to us or our stockholders. Directors may at any time review the log of all correspondence received by our Company that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are brought to the attention of the Audit Committee, other than potential ethical or conflict of interest situations, which are directed to the Nominating and Corporate Governance Committee.

Compensation Committee Interlocks and Insider Participation

No person who is or has been an officer or other employee of the Company served as a member of the Company’s Compensation Committee, other than Michael F. Senft who served as a member of the Company’s Compensation Committee prior to his employment as Vice President, Chief Financial Officer and Treasurer of KLX before its spin-off from the Company. No executive officer of the Company served as a member of the Compensation Committee on the board (or as a director) of any company where an executive officer of such company served as a member of the Compensation Committee or a director of the Company, other than Amin J. Khoury, who serves as a director of KLX; KLX’s Vice President, Chief Financial Officer and Treasurer, Michael F. Senft, previously served as a member of the Company’s Compensation Committee. No member of the Compensation Committee was a party to any transaction required to be disclosed as a related person transaction.

Compensation of Directors

Directors who are employees of the Company receive no additional compensation for serving on the Board. In 2014, non-employee directors received an annual cash and stock retainer of $133,000, of which $100,000 is composed of cash, and $33,000 of stock, as described below. In addition, the chairs of our Audit Committee,  Compensation Committee and Nominating and Corporate Governance Committee each received additional annual cash retainers of $35,000, $35,000 and $10,000, respectively, and the members of the Audit Committee and Compensation Committee each received additional annual cash retainers of $12,500. All cash payments were made quarterly in arrears. We do not pay any additional fees for attendance at Board or Committee meetings. Directors can elect to receive stock in lieu of cash consideration.

Non-employee directors also received an annual grant of restricted stock with a fair market value of $57,000 (determined as of the date of grant) during 2014 pursuant to our B/E Aerospace, Inc. 2005 Long-Term Incentive Plan (“LTIP”). The awards vest in equal installments on each of the first, second, third and fourth anniversaries of the date of grant, provided the director remains in continuous service through the applicable vesting period.

In 2014,  included as part of the $133,000 annual retainer, we contributed $33,000 of stock on behalf of each non-employee director to our B/E Aerospace, Inc. Amended and Restated Non-Employee Directors Stock and Deferred Compensation Plan (“NEDSDCP”). This amount is included as deferred share units under the plan and is fully vested. Directors may also elect, as appropriate, to defer up to 100% of their cash retainers under the plan as either cash or deferred share units. The deferred compensation is held in a share unit or cash account under the plan until the termination of the director’s service and is distributed in a lump sum or in up to ten annual installments, as elected by the director. The directors are fully vested in the deferred shares or cash account at all times but have no rights in the deferred share units as stockholders until distribution. In the event of a change of control (as defined in the plan), the accounts under the plan will immediately be distributed to the directors.

We reimburse our non-employee directors for reasonable business and travel expenses incurred in connection with their service on the Board. In addition, non-employee directors are eligible to participate in our health and business travel accident insurance program on the same terms and conditions as employees generally. We do not provide our directors with any other perquisites or special benefits for their service on our Board.

Director compensation is recommended by the Compensation Committee and approved by the entire Board.

Our Board established stock ownership guidelines for our NEOs and non-employee directors. Under these guidelines, directors are required to own shares of the Company’s common stock with a market value of at least three times their annual cash retainers. Progress toward meeting the guidelines is reviewed by the Compensation Committee annually. At December 31, 2014 all then current members of our Board and all NEOs were in compliance or making significant progress towards complying with such guidelines.

Consulting Arrangement with Robert J. Khoury. We have a consulting agreement with Mr. Robert J. Khoury, our former President and Chief Executive Officer, and brother of Mr. Amin J. Khoury. Pursuant to this agreement Mr. Robert J. Khoury agreed to provide certain specified services to us through December 31, 2016, including: periodic advice and consultation regarding Company operational matters such as lean manufacturing and related continuous improvement programs; sales, and marketing advice, assistance in maintaining key customer relationships through periodic customer visits and such other services mutually agreed upon by Mr. Robert J. Khoury and the Company. In consideration for the consulting services, Mr. Robert J. Khoury receives a consulting fee of $300,000 per calendar year. He is also entitled to an office, secretarial support and air travel in accordance with the Company’s policy regarding authorization and limitation on officer travel. The consulting agreement may not be amended, modified or terminated without the prior written consent of both parties. On June 10, 2014, Mr. Robert J. Khoury resigned as director.

The following table summarizes the compensation paid to our non-employee directors in 2014:

	Fees Earned or
	Paid in	Stock	All Other
	Cash	Awards	Compensation		Total
Name	($)(1)	($)(2)	($)		($)
Richard G. Hamermesh	$141,250	$89,650	$-		$230,900
Robert J. Khoury	50,082	73,276	345,100	(3)	468,458
Jonathan M. Schofield	135,000	89,650	-		224,650
Michael F. Senft	125,000	90,021	-		215,021
John T. Whates	130,000	89,702	-		219,702
David J. Anderson	-	104,989	-		104,989
Mary M. VanDeWeghe	-	71,827	-		71,827
James F. Albaugh	31,250	8,181	-		39,431

(1)

Includes all cash retainers earned by our non-employee directors as described above. In addition, includes amounts deferred as cash or into shares of common stock under the NEDSDCP at the director’s election.

(2)

The amounts reported in the Stock Awards column represent the aggregate full grant date fair value of (x) the annual restricted stock awards under the LTIP and (y) the deferred shares allocated to each director’s account under the NEDSDCP calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC 718) (without any reduction for risk of forfeiture). For more information about our adoption of FASB ASC 718 and how we value stock-based awards (including assumptions made in such valuation), refer to Note 1 and Note 11 to our audited financial statements for the fiscal year ended December 31, 2014 included in our Annual Report on Form 10-K filed with the SEC on February 27, 2015.

(3)

The amount reported for Mr. Robert J. Khoury for 2014 includes payments under our consulting agreement with him of $300,000 and personal use of the Company aircraft valued at $45,100. The aggregate incremental cost for the use of the Company aircraft for personal travel is calculated by multiplying the hourly variable cost rate for the aircraft by the hours used. The hourly variable cost rate includes costs such as fuel, oil, parking/landing fees, crew expenses and catering.

At the direction of the Compensation Committee, Mercer prepared a study of director compensation for our Company that we used to target director compensation between the median and 75th percentile of our peer group.

As of December 31, 2014, the aggregate number of outstanding deferred shares and unvested restricted stock awards held by each non-employee director was as follows:

		Unvested
	Deferred	Stock
	Shares	Awards
Name	(#)	(#)
Richard G. Hamermesh	11,172	3,053
Jonathan M. Schofield	10,274	3,053
John T. Whates	2,199	2,617
David J. Anderson	1,701	-
Mary M. VanDeWeghe	1,209	-
James F. Albaugh	141	-

Audit Committee

The Audit Committee is responsible for the appointment, compensation and oversight of our independent auditors, overseeing the quality and integrity of our financial statements and related disclosures, our compliance with legal and regulatory requirements, assessing our independent auditors’ qualifications, independence and performance, and monitoring the performance of our internal audit and control functions. The Audit Committee is currently composed of four directors: Messrs. Hamermesh, Schofield, Anderson and Ms. VanDeWeghe, and operates under a written charter adopted and approved by the Board, which is available on our website at www.beaerospace.com in the Investor Relations section. Mr. Hamermesh currently chairs the Audit Committee.

Our Audit Committee is a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All four current directors serving on the Audit Committee are independent Committee members as defined by NASDAQ Stock Market and SEC rules. Our Board has determined that Mr. Hamermesh is an “audit committee financial expert” in accordance with SEC rules.

Report of the Audit Committee of the Board of Directors

Management is responsible for the financial reporting process, including the system of internal controls and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent auditors are responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent auditors.

We have reviewed and discussed the audited consolidated financial statements for 2014 with management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm.

The Audit Committee discussed and reviewed with Deloitte & Touche LLP all communications required by generally accepted auditing standards, including, among other things, the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16, “Communication with Audit Committees,” and discussed and reviewed the results of Deloitte & Touche LLP’s audit of the Company’s consolidated financial statements. The Audit Committee also discussed the results of internal audit examinations.

The Company’s independent auditors also provided to us the written disclosures and the annual communication required by PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence,” regarding the independent accountant’s communications with the Audit Committee concerning independence, and we discussed with the independent auditors their independence from the Company. When considering Deloitte & Touche LLP’s independence, we considered whether their provision of services to the Company, beyond those rendered in connection with their audit and review of the Company’s consolidated financial statements, was consistent with maintaining their independence. We also reviewed, among other things, the amount of fees paid to Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates for audit and non-audit services.

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we have recommended to the Board that the Company’s audited consolidated financial statements for 2014 be included in the Company’s Annual Report on Form 10-K.

With respect to the above matters, the Audit Committee submits this report.

Audit Committee
Richard G. Hamermesh
Jonathan M. Schofield
David J. Anderson
Mary M. VanDeWeghe

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to the rules of the SEC adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are required to provide stockholders with a non-binding advisory “say-on-pay” vote with respect to the compensation of our NEOs as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, including the “Compensation Discussion and Analysis”, the compensation tables and any accompanying narrative disclosures. As recommended by our stockholders, we are submitting this non-binding vote on an annual basis.

We encourage stockholders to read the “Compensation Discussion and Analysis” set forth below which describes how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narratives which provide detailed information on the compensation of our NEOs.

A key focus of our Compensation Committee is pay for performance. To this end, base salaries for our Executive Chairman of the Board of Directors, President and CEO and Vice President and Chief Financial Officer expressed as a percentage of total targeted direct compensation in 2014 were approximately 13% - 17% and for our other NEOs approximately 26%. Additionally, our Compensation Committee follows a rigorous process that evaluates our performance versus the performance of our peer group when it approves the actual annual cash and long-term incentive compensation which is described in greater detail in the “Compensation Discussion and Analysis” set forth in this proxy statement. This approach helps to ensure our compensation approach is effectively linking pay and performance.

2014 was a defining year in the history of the Company. We completed the spin-off of KLX, our consumables management segment, which was comprised of the aerospace distribution and energy services businesses. In addition, we believe our executive compensation was well aligned with and reflects our performance in 2014 in which we:

•	Exceeded our financial metrics and public financial guidance;
•	Expanded our operating margins, exclusive of one-time costs, by 20 basis points to 17.9%;
•	Generated approximately $30 million of savings through our low cost country sourcing and operational excellence initiatives;
•	Reported record awards and orders for the year with new business awards up 50% to approximately $3.4 billion of which approximately $700 million was unbooked;
•

Generated a record backlog (booked and unbooked) of approximately $8.0 billion with bookings up 21% and well distributed geographically, with key customer targets, top market driving airlines and key lessors. In addition, our commercial aircraft segment seating business booked more than $1.0 billion of new business for the first time ever;

•

Won the largest seating program in the Company’s history, a $400 million business class seating award with a major international airline to outfit their new-buy A350 aircraft, which represented 55% of the award, with the 45% balance of the award to retrofit their B777 aircraft. We also won a $375 million business class and super first class seating award to outfit the new-buy A350 and B787 aircraft for another major international airline;

•

Received strong recognition for the quality of our seating products as evidenced by this year’s Skytrax World Airline Awards, the largest airline passenger satisfaction benchmark. In 2014, Emirates won the best first class seat. Qatar Airways was named best business class service and product. Saudi Arabian Airlines won best economy class seat and Air Asia X won best low cost economy class seat. Importantly, all of these seating programs were developed and sold by our Company;

•

Accomplished a very significant milestone with the delivery by Airbus of its first A350-900 aircraft to Qatar Airways. This aircraft was not only configured with our galley systems, but it was also fully equipped with our award winning Essence™ galley inserts, including beverage and coffee makers, ovens and refrigeration equipment as well as our passenger service units and oxygen systems, and our business class seats. In total, Qatar Airways’ A350-900 has more than $5 million of B/E Aerospace products;

•

As part of the spin-off, refinanced our capital structure by redeeming $2.6 billion of debt, issuing $2.2 billion of pre-payable term debt, and putting in place a $600 million revolver, which is currently undrawn;

•

Adopted a  capital allocation policy geared toward returning capital to shareholders and paying down debt. This included initiating a $0.76 per share annual dividend in 2015 and authorizing a $400 million share repurchase program; and

•	Completed three acquisitions in our business jet segment.

The above achievements reflect the Company’s strong financial performance and its position for continued growth and profitability. Our earnings per share, exclusive of one-time items and assuming a 22% tax rate, for the three year period ended December 31, 2014 grew at a compound annual growth rate of approximately 34%. Additionally, our total shareholder return for the three-year period ended December 31, 2014 was 107%, and over the five-year period ended December 31, 2014 our share price increased by 241%. We believe our Company has performed among the very best of any aerospace company from both an earnings and shareholder return perspective.

As more fully described in our 2014 Compensation Discussion and Analysis, over the past several years our Board made certain changes, including:

•

prohibiting members of our Board and our NEOs from entering into any hedging activities with shares of our common stock (which was adopted as a sound governance measure and did not result from any such behavior by employees or our Board);

•	adopting a plurality plus voting standard in cases when directors run in an uncontested election;
•	modifying the Board’s diversity practices to be more consistent with best practices;
•	adopting a compensation recoupment policy consistent with current market practices; and
•

modifying our annual cash incentives program to limit cash bonuses that may be paid to our NEOs to no more than the percentage of current year base salaries based upon the percentage awarded as a cash bonus in 2011 to such NEOs or with respect to any NEO who was not in such NEO position or who was not employed by the Company in 2011, the percentage awarded as a cash bonus for the comparable position of such NEO, with any amount that otherwise would have been awarded under our plan to be instead awarded in the form of restricted shares which vest over a four-year period.

In addition, in August of 2014, Mr. Khoury and Mr. McCaffrey executed agreements waiving rights under their then-existing employment agreements to any gross-ups with respect to taxes imposed under Sections 4999 or 409A of the Internal Revenue Code of 1986, as amended (the "Code"). Consistent with his waiver, Mr. Khoury's amended and restated employment agreement dated as of September 15, 2014 does not provide for any tax gross-ups.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our executives and the objectives, policies and practices described in this proxy statement. Our stockholders approved our 2014 “say-on-pay” proposal by an affirmative vote of 65.6% of the votes cast (excluding abstentions and non-votes).

While the say-on-pay vote is advisory only and is not binding on the Company, the Compensation Committee and our Board will consider the results of the stockholders’ vote and evaluate whether any actions should be taken in light of those results.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF OUR EXECUTIVE COMPENSATION PROGRAM FOR OUR NEOS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE “COMPENSATION DISCUSSION AND ANALYSIS”, THE COMPENSATION TABLES AND THE ACCOMPANYING NARRATIVE DISCLOSURES.

EXECUTIVE OFFICERS

•

Amin J. Khoury has been the Executive Chairman of the Board of Directors since December 16, 2014, and was previously the Chairman of the Board of Directors from July 1987 when he co-founded the Company. Mr. Khoury also served as the Company’s Co-Chief Executive Officer from January 1, 2014 through December 15, 2014, and Chief Executive Officer from July 1987 through April 1996 and again from December 31, 2005 through December 31, 2013. Mr. Khoury has been Chairman of the Board of Directors and Chief Executive Officer of KLX Inc. since October 2014. From 1986 until April 2012, Mr. Khoury was a director of Synthes, Inc.  Mr. Khoury was a Trustee of the Scripps Research Institute from 2008 to 2014. Mr. Khoury holds an Executive Masters Professional Director Certification, the highest level, from the American College of Corporate Directors, which is earned by completing a minimum of 90 hours of public company director education, and an Advanced Director Certification from the Corporate Directors Group.

•

Werner Lieberherr has been President and CEO of the Company since December 16, 2014.  Prior to this role, Mr. Lieberherr was our President and Co-CEO from January 1, 2014 through December 15, 2014 and President and Chief Operating Officer from December 31, 2010 through December 31, 2013. From July 2006 through December 2010, Mr. Lieberherr was the Senior Vice President and General Manager for the Commercial Aircraft Segment.  Prior to joining the Company, Mr. Lieberherr spent 15 years with ABB and Alstom in operations in the energy industry, serving in various senior management positions in Europe, Asia and as President of North America operations. Mr. Lieberherr is also a member of the Board of Directors of the International Transport Aircraft Seating Suppliers’ Association.

•

Joseph T. Lower has been Vice President and Chief Financial Officer since December 16, 2014. Previously, Mr. Lower served as Vice President – Finance from November 1, 2014. Prior to joining the Company, Mr. Lower was Vice President of Business Development and Strategy for The Boeing Company from 2002 to 2014. Prior to joining Boeing in 2002, among other finance positions, Mr. Lower spent six years with Credit Suisse in various investment banking roles including positions in Mergers and Acquisitions and Corporate Finance.

•

Sean J. Cromie has been Vice President and General Manager for the Commercial Aircraft Segment since January 2011. From November 2007 to December 2010, Mr. Cromie served as Vice President and Managing Director of the Seating Facility in Kilkeel, Northern Ireland and previously as Business Unit Director. Prior to joining the Company, Mr. Cromie spent six years in operational management roles with Sanmina SCI and NACCO MHG. Mr. Cromie also spent seven years with Kerry Group PLC.

•

Wayne R. Exton has been Vice President and General Manager, Business Jet Segment since May 2006. From November 2005 to April 2006, Mr. Exton served as Vice President and General Manager of the super first class division of the Business Jet Segment. Prior to joining the Company, Mr. Exton spent nine years at the Automotive and Aerospace Divisions of Britax PLC, serving in a variety of senior management positions including President, Vice President Operations and Director of Global Marketing and Sales. Before joining Britax PLC, Mr. Exton held several senior management positions at Magneti Marelli (a division of Fiat) and Lucas Electrical.

•

Ryan M. Patch has been Vice President - Law, General Counsel, Secretary and Chief Compliance Officer since July 2009 and was previously Vice President - Law from December 2008 to July 2009. From 2005 to 2008, Mr. Patch was a shareholder and member of the Board of Directors of Jackson, DeMarco, Tidus & Peckenpaugh in Irvine, California. Prior to that, Mr. Patch was a partner in a boutique California law firm since 1992. Mr. Patch is Authorized House Counsel in the State of Florida and has been admitted to practice before the State Bar of California and various U.S. District Courts in California.

•

Stephen R. Swisher has been Vice President – Finance, Controller and Assistant Secretary since August 2001 and Vice President – Finance and Controller since August 1999. Mr. Swisher has been Controller since 1996 and served as Director, Finance from 1994 to 1996. Prior to 1994, Mr. Swisher held various management positions at Burger King Corporation and Deloitte & Touche LLP.

•

Eric J. Wesch has been Vice President – Finance, Treasurer and Assistant Secretary since July 2011 and previously served as Corporate Treasurer from 2008 to 2011, Director, Treasury Services from 2005 to 2008, Manager, Treasury Services from 2003 to 2005, and Manager, Financial Planning & Analysis from 1997 to 2003. Before joining the Company, Mr. Wesch worked for Blockbuster Entertainment Group.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and notes thereto set forth certain information with respect to the beneficial ownership of the Company’s common stock as of April 22, 2015, except as otherwise noted, by (i) each person who is known to us to beneficially own more than 5% of the outstanding shares of common stock of the Company; (ii) each of the Company’s Executive Chairman of the Board of Directors,  President and CEO, Vice President and Chief Financial Officer, the three other most highly paid executive officers in 2014, (iii) each of the Company’s directors; and (iv) all of the Company’s NEOs and directors as a group. Except as otherwise indicated, each stockholder named below has sole voting and investment power with respect to the shares of common stock beneficially owned:

	Common Stock
	Beneficially Owned
			Percent of
	Number of Shares		Outstanding
	(1)		Shares
BlackRock, Inc	7,960,535	(2)	7.6%
40 East 52nd Street
New York, NY 10022
OZ Management LP	7,126,826	(3)	6.8%
9 West 57th Street, 39th Floor
New York, NY 10019
Corvex Management LP	6,861,862	(4)	6.5%
712 Fifth Avenue, 23rd Floor
New York, NY 10019
The Vanguard Group	6,341,926	(5)	6.0%
100 Vanguard Blvd.
Malvern, PA 19355
Franklin Mutual Advisers, LLC	5,706,945	(6)	5.4%
101 John F. Kennedy Parkway
Short Hills, NJ 07078
Amin J. Khoury+*	278,218		**
Werner Lieberherr+	145,446	(7)	**
Joseph T. Lower+	67,893		**
Wayne R. Exton+	32,479		**
Ryan M. Patch+	40,290		**
Sean J. Cromie+	38,039		**
Jonathan M. Schofield*	46,173	(8)	**
Richard G. Hamermesh*	22,680	(9)	**
John T. Whates*	7,140	(10)	**
David J. Anderson*	3,179	(11)	**
Mary M. VanDeWeghe*	2,686	(12)	**
James F. Albaugh*	1,168	(13)	**
All Directors and Executive Officers as a group (12 Persons)	685,391		**

+Named executive officer

*Director of the Company

**Less than 1 percent

(1)	As of April 22, 2015, the Company had 106,164,492 shares of common stock outstanding.
(2)

Based on information in the Schedule 13G, as of January 12, 2015, filed on January 26, 2015, BlackRock, Inc. reported beneficial ownership of 7,960,535 shares. The Company has not attempted to independently verify any of the foregoing information, which is based solely upon the information contained in the Schedule 13G. The percent of outstanding shares set forth above is based on the number of our shares outstanding as of that date.

(3)

Based on information in the Schedule 13G, as of February 12, 2015, filed on February 17, 2015, OZ Management LP reported beneficial ownership of 7,126,826 shares. The Company has not attempted to independently verify any of the foregoing information, which is based solely upon the information contained in the Schedule 13G. The percent of outstanding shares set forth above is based on the number of our shares outstanding as of that date.

(4)

Based on information in the Schedule 13G, as of October 23, 2014 filed on February 17, 2015, Corvex Management LP reported beneficial ownership of 6,861,862 shares. The Company has not attempted to independently verify any of the foregoing information, which is based solely upon the information contained in the Schedule 13G. The percent of outstanding shares set forth above is based on the number of our shares outstanding as of that date.

(5)

Based on information in the Schedule 13G, as of December 31, 2014, filed on February 10, 2015, The Vanguard Group reported beneficial ownership of 6,341,926 shares. The Company has not attempted to independently verify any of the foregoing information, which is based solely upon the information contained in the Schedule 13G. The percent of outstanding shares set forth above is based on the number of our shares outstanding as of that date.

(6)

Based on information in the Schedule 13G, as of January 15, 2015, filed on February 3, 2015, Franklin Mutual Advisers, LLC reported beneficial ownership of 5,706,945 shares. The Company has not attempted to independently verify any of the foregoing information, which is based solely upon the information contained in the Schedule 13G. The percent of outstanding shares set forth above is based on the number of our shares outstanding as of that date.

(7)	Includes 36,908 shares indirectly owned.
(8)	Includes 10,407 shares owned pursuant to the NEDSDCP.
(9)	Includes 11,305 shares owned pursuant to the NEDSDCP and 2,000 shares indirectly owned.
(10)	Includes 2,331 shares owned pursuant to the NEDSDCP.
(11)	Includes 2,284 shares owned pursuant to the NEDSDCP.
(12)	Includes 1,791 shares owned pursuant to the NEDSDCP.
(13)	Includes 273 shares owned pursuant to the NEDSDCP.

COMPENSATION DISCUSSION AND ANALYSIS

The Objectives of our Named Executive Officer Compensation Program

The following Compensation Discussion and Analysis addresses the objectives and elements of our executive compensation program, how our Compensation Committee uses external information to assist in its oversight of our executive compensation and how we measure individual and Company performance.

The objectives of our 2014 executive compensation program were as follows:

•	Provide a total compensation opportunity that is competitive with the market for executive talent, thereby enabling us to attract, retain and motivate our executives;

•	Ensure a strong relationship between pay and performance, including rewards for results that meet or exceed performance targets, and consequences for results that are below performance targets; and

•	Align executive and stockholder interests through the provision of long-term incentives that link executive compensation to strategic and intrinsic value creation.

Our Named Executive Officers

Our NEOs during 2014 were:

•	Amin J. Khoury

•	Werner Lieberherr

•	Joseph T. Lower

•	Sean J. Cromie

•	Wayne R. Exton

•	Ryan M. Patch

•	Thomas P. McCaffrey

What our Compensation is Intended to Reward

Company Performance.  Through the provision of short-term and long-term incentives, our 2014 executive compensation program was designed to reward: (i) the achievement of short-term financial goals measuring operating earnings, cash flows, operating expense management and operating margins, and (ii) the execution of our long-term strategic goals and objectives.

2014 was a defining year in the history of the Company. We completed the spin-off of KLX, our consumables management segment, which was comprised of the aerospace distribution and energy services businesses. In addition, we believe our executive compensation was well aligned with and reflects our performance in 2014 in which we:

•	Exceeded our financial metrics and public financial guidance;

•	Expanded our operating margins, exclusive of one-time costs, by 20 basis points to 17.9%;

•	Generated approximately $30 million of savings through our low cost country sourcing and operational excellence initiatives;

•	Reported record awards and orders for the year with new business awards up 50% to approximately $3.4 billion of which approximately $700 million was unbooked;

•

Generated a record backlog (booked and unbooked) of approximately $8.0 billion with bookings up 21% and well distributed geographically, with key customer targets, top market driving airlines and key lessors. In addition, our commercial aircraft segment seating business booked more than $1.0 billion of new business for the first time ever;

•

Won the largest seating program in the Company’s history, a $400 million business class seating award with a major international airline to outfit their new-buy A350 aircraft, which represented 55% of the award, with the 45% balance of the award to retrofit their B777 aircraft. We also won a $375 million business class and super first class seating award to outfit the new-buy A350 and B787 aircraft for another major international airline;

•

Received strong recognition for the quality of our seating products as evidenced by this year’s Skytrax World Airline Awards, the largest airline passenger satisfaction benchmark. In 2014, Emirates won the best first class seat. Qatar Airways was named best business class service and product. Saudi Arabian Airlines won best economy class seat and Air Asia X won best low cost economy class seat. Importantly, all of these seating programs were developed and sold by our Company;

•

Accomplished a very significant milestone with the delivery by Airbus of its first A350-900 aircraft to Qatar Airways. This aircraft was not only configured with our galley systems, but it was also fully equipped with our award winning Essence™ galley inserts, including beverage and coffee makers, ovens and refrigeration equipment as well as our passenger service units and oxygen systems, and our business class seats. In total, Qatar Airways’ A350-900 has more than $5 million of B/E Aerospace products;

•

As part of the spin-off, refinanced our capital structure by redeeming $2.6 billion of debt, issuing $2.2 billion of pre-payable term debt, and putting in place a $600 million revolver, which is currently undrawn;

•

Adopted a  capital allocation policy geared toward returning capital to shareholders and paying down debt. This included initiating a $0.76 per share annual dividend in 2015 and authorizing a $400 million share repurchase program; and

•	Completed three acquisitions in our business jet segment.

The above achievements, we believe, contributed to the intrinsic value we have created.  Our total shareholder return for the three-year period that ended on December 31, 2014 was 107%, and over the five-year period that ended on December 31, 2014 our share price increased by 241%. We believe our Company has performed among the very best of any aerospace company from both an earnings and shareholder return perspective.

We believe that short-term fluctuations in stock price do not necessarily reflect the underlying strength or future prospects of the Company, and accordingly, we do not emphasize year-to-year changes in stock price in our evaluation of corporate performance. On a longer term basis we believe stockholder value is created through the successful execution of sound business strategy.

Our business strategy includes maintenance of a global market leadership position and to best serve our customers by:

•	Offering the broadest and most innovative products and services in the industry;

•	Offering a broad range of engineering services, including design, integration, installation and certification services and aircraft reconfiguration;

•	Pursuing the highest level of quality and safety in every facet of our operation, from the factory floor to customer support;

•

Aggressively pursuing continuous improvement initiatives in all facets of our businesses, and in particular our manufacturing operations, to reduce cycle time, lower costs, improve quality and expand our margins; and

•	Pursuing a worldwide marketing and product support approach focused by airline and general aviation airframe manufacturers and encompassing our entire product line.

Our Compensation Committee performs annual reviews of our performance and the contributions of our NEOs to ensure that our executive compensation program rewards the achievement of our financial objectives and the execution of our business strategy. We believe our executive compensation program is reasonable and provides appropriate incentives to our executives to achieve our corporate objectives without encouraging them to take excessive risks for short-term gains in their business decisions. See page 7 of this proxy statement for a discussion of the Board’s role in risk oversight.

Individual Performance. In addition to overall Company performance, our compensation program rewards individual performance toward the attainment of our goals and objectives. In setting the targeted pay levels of the NEOs, a variety of factors are considered, including competencies, skills, prior experience, scope of responsibility and accountability within the organization.

On an annual basis, each NEO’s attainment of goals and demonstration of defined leadership competencies is assessed by our Executive Chairman of the Board of Directors and our President and CEO through our leadership performance and development assessment process. Each year, our Executive Chairman of the Board of Directors and our President and CEO make recommendations to the Compensation Committee with respect to each of our NEOs’ (i) proposed base salary increases, (ii) proposed cash incentive awards for the preceding year, and (iii) proposed long-term equity incentives. The Compensation Committee performs a similar assessment of our Executive Chairman of the Board of Directors and our President and CEO and approves their compensation programs. Final compensation decisions for each NEO are determined by the Compensation Committee in its sole discretion.

Consideration of “Say on Pay” and “Say on Frequency” Voting Results

In discharging its responsibilities, the Compensation Committee took into account the results of our stockholders’ “say-on-pay” and “say-on-frequency” votes. At our 2014 Annual Meeting of Stockholders, our stockholders approved our 2014 “say-on-pay” proposal by an affirmative vote of 65.5%  of the votes cast (which excludes abstentions and non-votes). At our 2013 and 2012 Annual Meeting of Stockholders, a majority of our stockholders also voted for a non-binding advisory “say-on-pay vote” to be held on an annual basis. Accordingly, the Compensation Committee recommended to our Board that we hold the “say-on-pay vote” annually.

Over the past several years, our Board has taken the following actions:

•

Adopted a new policy prohibiting directors and executive officers from engaging in short sales of Company securities or engaging in hedging activities with respect to those securities (which was adopted as a sound governance measure and did not result from any such behavior by employees or members of our Board);

•

Adopted a corporate governance guideline changing our standard for electing its Directors in uncontested elections from the previous “Plurality” standard to a “Plurality Plus” standard pursuant to which: (i) any nominee for Director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall tender his or her resignation from the Board promptly following the final certification of such stockholder vote for consideration by the Chairman, (ii) the Chairman, after taking into consideration the best interests of the Company and any current or foreseeable factors or circumstances related to such Director, shall recommend to the Board the action to be taken with respect thereto, (iii) within ninety (90) days of the final certification of the relevant stockholder vote, the Board shall act upon such recommendation relative to the tendered resignation, and (iv) thereafter the Company shall publicly disclose the Board’s decision as to whether it accepted such Director’s resignation;

•	Modified the Board’s diversity practices to be more consistent with best practices;
•	Adopted a compensation recoupment policy, as described on page 29, consistent with current market practices; and
•

Modified our annual cash incentive program to limit cash bonuses that may be paid to our NEOs to no more than the percentage of current year base salaries based upon the percentage that was awarded as a cash bonus in 2011 to such NEOs, or with respect to any NEO who was not in such NEO position or who was not employed by the Company in 2011, the percentage awarded as a cash bonus for the comparable position of such NEOs, with any amount that otherwise would have been awarded under our plan to be instead awarded in the form of restricted shares which vest over a four-year period. We believe this will better align the cash compensation of our NEOs with our peer companies, and increase their stock ownership, all while driving to a pay for performance standard.

In addition, in August of 2014, Mr. Khoury and Mr. McCaffrey executed agreements waiving rights under their then existing employment agreements to any gross-ups with respect to taxes imposed under Sections 4999 or 409A of the Code. Consistent with his waiver, Mr. Khoury's amended and restated employment agreement dated as of September 15, 2014 does not provide for any tax gross-ups.

The Elements of our Compensation Program

At the beginning of each year the Compensation Committee determines the targeted range of compensation levels which may be earned by each NEO. The Compensation Committee approved targeted 2014 compensation for our NEOs (depending on their title and position) in the following forms and percentages:

•	Base salary (approximately 13% - 26% of total targeted direct compensation);

•	Annual cash incentives (approximately 17% - 25% of total targeted direct compensation); and

•

Targeted annual long-term restricted stock awards granted in December of each year range from 26% - 50% of total targeted direct compensation; targeted long-term incentives as part of our performance based Management Incentive Plan (“MIP”) were approximately 17% - 25% of total targeted direct compensation resulting in total targeted long-term incentive compensation equal to 50% - 67% of total targeted compensation.

The aggregate total targeted long-term incentive compensation, expressed as a percentage of annual base salary, for each NEO (depending on title and position) was between 190%  and 482%.

Base Salary. We provide each of our NEOs with a competitive fixed annual base salary. The base salaries for our NEOs are reviewed annually by the Compensation Committee by taking into account the results achieved by the executive, the executive’s future potential, scope of responsibilities and experience, and competitive salary practices. Employment agreements entered into with each of our NEOs provide for an annual cost of living increase or as otherwise determined by our Compensation Committee. Adjustments to base salaries for all of our employees are generally made as of July 1st of each year.

We believe that it is important to pay a base salary that is consistent with similarly sized industry peers with similar continuous performance characteristics. In 2014, base salary increases for our NEOs, exclusive of increases associated with promotions and changes in responsibilities, were approximately 3% of their 2013 base salaries. As more fully described under the heading “External Benchmarking” below, these increases generally positioned our NEOs’ base salary levels at approximately the 75th percentile of the base salaries of executives in comparable positions in the peer group which is identified on page 28 of this proxy statement.

Annual Cash Incentives: The Management Incentive Plan

General Provisions. We believe that directly linking a significant portion of our NEOs’ cash compensation to performance goals assists the Company in achieving corporate objectives. Therefore, we maintain a Management Incentive Plan (the “MIP”), through which our NEOs may receive annual incentives based on the attainment of both financial and individual performance targets. The pool of funds available for awards under the MIP is generally determined by multiplying Company earnings before income taxes, as determined by the Compensation Committee, by a percentage agreed upon by the Compensation Committee, thereby providing an incentive pool which increases or decreases with pretax earnings. Cash bonuses awarded under the MIP cannot exceed a pre-determined percentage of an individual’s base salary. If an individual achieves an award under the MIP the dollar value of which exceeds this cash cap, the excess value will be awarded in the form of restricted shares under our Long-Term Incentive Plan (the “LTIP”), which vest over a four-year period. For 2014, the maximum cash payments under the MIP for each of our NEOs were as follows:  Mr. Khoury: 172%; Mr. Lieberherr: 160%; Mr. McCaffrey: 150%; Mr. Cromie: 90%; Mr. Exton: 90%; Mr. Patch: 90%; and Mr. Lower: 100%. The Compensation Committee, in its sole discretion, may increase or decrease awards under the MIP on a case-by-case basis.

Financial Performance Objectives. Each year, our Compensation Committee sets the financial performance objectives under the MIP for each of our NEOs based upon our financial plan for that year. For Messrs. Khoury, Lieberherr, McCaffrey, Patch, and Lower, financial performance objectives for 2014 were based on Company-wide performance. Mr. Cromie’s financial performance objectives relate to the commercial aircraft segment, and Mr. Exton’s financial performance objectives relate to the business jet segment.

The minimum threshold for payment under the MIP with respect to each financial performance objective is generally 80% of the applicable target. If between 80% and 90% of the applicable target for a financial performance objective is achieved, MIP awards generally will not exceed 10% of the targeted MIP cash payment. For performance between 90% and 100% of a financial performance objective, the amount of an MIP award is generally determined by linear interpolation. For performance in excess of

100% of financial performance objectives, the amount of the incentive payment is based upon the level of attainment of the performance objectives.

For 2014, the financial performance objectives for Messrs. Khoury, Lieberherr, McCaffrey, Patch, and Lower were operating earnings and operating cash flow (each weighted at 30%), and operating margin and bookings (each weighted at 20%) for the Company and KLX, combined. In 2014, the Compensation Committee determined that we achieved the following with respect to our Company-wide financial performance objectives:

	Target	Actual	Percentage of
Objective	($ in millions or %)	($ in millions or %)	Target Achieved
Operating Earnings	$751	$758	101%
Operating Cash Flow	$452	$461	102%
Bookings	$4,122	$4,395	107%
Operating Margins	18.9%	17.7%	94%

The financial performance objectives applicable to Mr. Cromie in 2014 were the commercial aircraft segment’s operating earnings and operating margin. The 2014 operating earnings target was $356 million, and the operating margin target was 18.2%. On February 19, 2015, the Compensation Committee determined the commercial aircraft segment generated operating earnings of approximately $375 million, representing 105% of the operating earnings target, and an operating margin of 18.2%, representing 100% of the operating margin target.

The financial performance objectives applicable to Mr. Exton in 2014 were the business jet segment’s operating earnings and operating margin.  The 2014 operating earnings target was $77 million, and the operating margin target was 17.4%. On February 19, 2015, the Compensation Committee determined the business jet segment generated operating earnings of approximately $58 million, representing 76% of the operating earnings target, and an operating margin of 10.8%, representing 62% of the operating margin target.  Excluding the adverse earnings charges (one-time costs reflected higher engineering and product launch costs to support expedited deliveries associated with new business development of a unique new product suite to support a major customer initiative) recorded during the Company’s third quarter associated with the Super First Class business, the business jet segment would have achieved over 100% of their combined target for 2014.

Discretionary Individual Performance Assessments. The Company does not set predetermined individual performance formulas or goals for the NEOs at the beginning of the year. At the end of the year, the Executive Chairman of the Board of Directors and the President and CEO evaluate each of the other NEOs’ performance during the year, and provide recommendations to the Compensation Committee as to their individual performance assessments. The Compensation Committee performs a similar assessment of our Executive Chairman of the Board of Directors and our President and CEO. The individual performance assessment process is a discretionary, holistic, multi-faceted assessment of each NEO’s performance during the year. Neither the Executive Chairman of the Board of Directors, the President and CEO nor the Compensation Committee uses a specific formula or apply a specific weight when evaluating performance, but rather rely on their business judgment. However, the Executive Chairman of the Board of Directors, the President and CEO and the Compensation Committee generally take into account one or more of the following factors in connection with the assessment:

•	Implementation and execution of supply chain, lean/continuous improvement initiatives;
•	New product development initiatives;
•	Customer recognition awards such as “Supplier of the Year” and “Customer Support and Service Champion”;
•	Process alignment initiatives driven toward simplifying and standardizing our key processes throughout our business;
•	Asset management;
•	Domestic and international cost reductions;
•	Business integration activities;
•	Leadership;
•	Strategic planning;
•	Financial and operational excellence;
•	Customer satisfaction;
•	Staff development, talent management and retention;
•	Implementation of global human resources strategies;

•	Implementation of global tax strategies;
•	Implementation of sales strategies; and
•	Client relationship management.

2014 Awards. In light of our achievement of our financial performance objectives in 2014, and considering other discretionary factors, the Compensation Committee awarded our NEOs the following incentives in 2014:

MIP Award Summary
	Dollar Value	Dollar Value	Total Dollar		Percentage
	of Cash	of Restricted	Value of		of Target
	Award	Stock Award	MIP Award	Percentage of	Actually
Named Executive Officer	($ in thousands)	($ in thousands)	($ in thousands)	Base Salary	Achieved
Amin J. Khoury	$2,402	$2,402	$4,804	344%	100%
Werner Lieberherr	1,579	1,579	3,158	320%	100%
Joseph T. Lower	75	75	150	200%	100%
Sean J. Cromie	408	408	816	180%	100%
Wayne R. Exton	240	165	405	101%	56%
Ryan M. Patch	453	453	906	180%	100%
Thomas P. McCaffrey	958	958	1,916	300%	100%

Targeted Long-Term Equity Incentives: Long-Term Incentive Plan.

General Provisions. In addition to incentives granted under the MIP, we provide our NEOs with long-term equity incentive awards under our LTIP. We believe the use of long-term equity incentive awards accomplishes important objectives of our executive compensation program by linking executive compensation to long-term stockholder value creation. The level of benefit received by our NEOs in connection with these awards is dependent, to a large degree, on the successful execution of our strategy and delivering significant, sustained growth.

On October 22, 2014, the Compensation Committee approved grants of restricted stock to our NEOs, as well as other participants, which were awarded effective November 15, 2014. Generally, our NEOs’ grants are awarded effective as of December 15th; however, for the 2014 awards, the grant date was moved up to November 15, 2014 by our Compensation Committee due to the spin-off of KLX from the Company.  However, the date on which tranches of these awards vest, per the vesting schedules described below, remained December 15th, as with awards granted in previous years (December 15, 2014, the “Vesting Date”)  . The number of shares of restricted stock comprising each award granted is equal to the dollar value of such award approved by our Compensation Committee, divided by the closing price of our common stock as quoted on the NASDAQ Global Select Market on the date of grant. The Company has not granted any stock options since 2006.

In addition to equity received through LTIP awards, approximately 41% - 50% of our NEOs’ MIP awards were paid in the form of four‑year time vested restricted shares granted through the LTIP based on our 2014 performance. Our NEOs’ total cash compensation in 2014, exclusive of promotions and changes in responsibilities, increased by 3% to 9% as compared with 2013, with the exception of Mr. Exton, whose total cash compensation decreased by 15%. Long-term incentives (including compensation under the 2014 MIP) increased by 26% - 58% as compared with 2013.  All grants of restricted stock are made pursuant to our LTIP.

Criteria Considered. Our Compensation Committee does not apply specific formulas in determining the amounts of the annual equity compensation awarded to our NEOs under the LTIP. Rather it reviews a variety of factors, including:

•	Our financial performance relative to that of our compensation comparison group (as described below);
•	Competitive data provided by an independent compensation consultant; and
•	Each NEO’s general performance during the year.

With regard to our financial performance relative to that of the companies in our peer group, the Compensation Committee reviewed revenue growth, operating income growth, EBITDA growth, EPS growth, total stockholder return, and return on average equity over the past one- and three-year periods ending on December 31, 2013, which represented the latest proxy data for our peer group, and noted that our performance was generally positioned at or above the 75th percentile for those periods. As a result of this analysis, the Compensation Committee targeted total direct compensation (including base salary, MIP (cash and restricted stock) and annual restricted stock awards) at approximately the 75th percentile of the amounts awarded to NEOs at the companies in our comparison group.

Using data provided by our independent compensation consultant, the Compensation Committee also considered, with respect to each of our NEOs, the market-competitive range for equity grants, when combined with targeted cash incentives and base salary for executive officers of comparable positions between the 50th and 75th percentiles of the companies in our peer group, depending on the roles, responsibilities, experience and similar factors for each NEO.

Vesting Schedules. Seventy-five percent of the annual award to each NEO is subject to time‑based vesting and 25% of the annual award is subject to performance-based vesting. The time‑based portion of the award vests ratably over a period of three years commencing on the first anniversary of the date of grant (or, for 2014 awards, commencing on the first anniversary of the Vesting Date). With respect to the performance-based component, at the beginning of each of the three calendar years following the grant date, the Compensation Committee will set an annual return on equity targets.  Vesting of the performance‑based portion of the award is subject to the Company achieving the average of the annual return on equity targets established by the Compensation Committee for the three‑year period as follows:

•

100% of the performance-based component of the award will vest on the fourth anniversary of the grant (or, for 2014 awards, on the fourth anniversary of the Vesting Date) if 90% or more of the target is attained;

•

50% percent of the performance-based component of the award will vest on the fourth anniversary of the grant (or, for 2014 awards, on the fourth anniversary of the Vesting Date) if between 85% and 90% of the target is attained;

•	For attainment between 80% and 85% of the applicable performance target, a portion of the performance-based component of the award will vest as determined on the basis of linear interpolation; and
•	No portion of the initial award will vest if less than 80% of the target is attained.

2014 Awards. While the Compensation Committee uses the comparative data in making its annual equity grant determinations, the final determinations are made in its discretion. Taking these factors into consideration (as well as any other factors it deemed important), on November 15, 2014, the Compensation Committee granted shares of restricted stock to each of our NEOs as follows:

LTI Award Summary
	Percentage	Dollar Value
	of Base	of Award	Number of
Named Executive Officer	Salary Awarded	($in thousands)	Shares Awarded
Amin J. Khoury	310%	$4,329	78,172
Werner Lieberherr	285%	2,813	50,795
Joseph T. Lower	0%	-	-
Sean J. Cromie	110%	498	8,996
Wayne R. Exton	100%	400	7,221
Ryan M. Patch	110%	554	10,002
Thomas P. McCaffrey	191%	1,220	15,972

Our NEOs’ total 2014 long-term incentives, including the long-term portion of our 2014 MIP granted in February 2015,  are set forth as follows:

	Percentage	Dollar Value
	of Base	of Award	Number of
Named Executive Officer	Salary Awarded	($ in thousands)	Shares Awarded
Amin J. Khoury	497%	$6,731	115,690
Werner Lieberherr	462%	4,392	75,463
Joseph T. Lower (1)	100%	75	1,172
Sean J. Cromie	202%	906	15,363
Wayne R. Exton	143%	565	9,799
Ryan M. Patch	202%	1,007	17,080
Thomas P. McCaffrey	341%	2,179	28,927

(1)	Because he started with the Company in November 2014, Mr. Lower’s award was calculated as a percentage of his prorated base salary.

With respect to annual awards granted in November 2014, the Company set the return on equity target for calendar year 2014 as 15.8%. Actual return on equity for 2014 was 15.8%. On February 19, 2015, the Compensation Committee set the return on equity target for calendar year 2015 as 192%. The target for 2015 reflects the spin-off of KLX which substantially reduced the amount of equity on the Company’s balance sheet.  The return on equity targets for each of calendar years 2016 and 2017 will be set at the beginning of each of these years.

Separate from the LTIP and associated with his hiring, Mr. Lower was awarded 66,721 shares of restricted stock on November 1, 2014 with vesting to occur between November 1, 2015 and November 1, 2021.

Retirement Benefits. All of our NEOs were eligible to participate in our qualified 401(k) defined contribution plan in 2014. Pursuant to this plan, we match 100% of the first 3% and 50% of the next 2% of employee contributions up to $10,400. In addition, we provide Messrs. Khoury and Lieberherr,  and provided Mr. McCaffrey with the following payments:

•

In lieu of retirement benefits (excluding the Company’s 401(k) defined contribution plan), we provide Mr. Khoury with an aggregate payment equal to 100% of his base salary, paid on a quarterly basis in arrears into the B/E Aerospace, Inc. 2010 Deferred Compensation Plan, as amended (the “Deferred Compensation Plan”). Each retirement contribution to the Deferred Compensation Plan will vest in full on the date of contribution. Through December 16, 2014, however, Mr. Khoury received an annual payment in lieu of retirement benefits equal to 150% of his base salary, as well as a payment determined by multiplying the annual increase in salary by 150% by the number of years since he founded the Company, less cumulative prior payments. These payments were made on a quarterly basis in arrears.

•

In lieu of retirement benefits (excluding the Company’s 401(k) defined contribution plan), we deposited in the Deferred Compensation Plan, on behalf of Mr. Lieberherr, an amount equal to 20% of his base salary in effect as of the date of contribution. This benefit was adjusted to include a monthly contribution equal to 7.5% of his monthly salary upon Mr. Lieberherr being appointed Co-CEO on January 1, 2014. Mr. Lieberherr’s annual retirement contributions to the Deferred Compensation Plan for calendar years 2011 through 2015 will vest in full on January 1, 2016. His monthly contribution is fully vested upon contribution. Vesting will accelerate upon the earlier of (i) the termination of Mr. Lieberherr’s employment due to his death, disability or by us without cause (as defined in his employment agreement), (ii) the date that Mr. Lieberherr meets the requirements of a retirement or disability, or (iii) a change in control of the Company. All retirement contributions to the Deferred Compensation Plan made on and after January 1, 2016 will vest in full on the date of contribution.

•

Through December 16, 2014, in lieu of retirement benefits, we provided Mr. McCaffrey with an annual payment equal to 50% of his average salary for the preceding three-year period multiplied by the number of years of service with the Company, less cumulative prior payments. These payments were made on a quarterly basis in arrears.

Nonqualified Deferred Compensation Plan. The Company adopted the Deferred Compensation Plan in 2010. The Deferred Compensation Plan is a nonqualified deferred compensation plan pursuant to which certain senior executives of the Company (as selected by the Compensation Committee) are eligible to defer a portion of their salary, cash bonus, and equity-based awards. Each of our NEOs was eligible to participate in the Deferred Compensation Plan. We may make a matching contribution equal to 100% of the participant’s deferrals under the Deferred Compensation Plan up to a maximum of 7.5% of the participant’s total base salary and annual cash bonus. Matching contributions vest in equal installments on January 15th of each of the three years succeeding the year in which the contribution is made. In addition, an executive will fully vest in all matching contributions upon (i) meeting the requirements of a retirement, (ii) a termination of employment by the Company without cause, (iii) death, (iv) a change in control of the Company, or (v) meeting the requirements of a disability. During 2014, we made matching contributions for NEOs other than Messrs. Khoury,  Lieberherr, Lower, and McCaffrey in an aggregate amount of $183,197. Messrs. Khoury and Lieberherr are not eligible, and Mr. McCaffrey was not eligible, for matching contributions due to the retirement benefits described above. Mr. Lower was not eligible to participate during 2014 due to the timing of his hiring. Details regarding 2014 contributions to the plan are set forth under the caption “Fiscal 2014 Deferred Compensation Table” on page 37 of this proxy statement.

Other Compensation. In 2014, our NEOs were eligible to participate in all benefit programs that are generally available to all our employees. In addition, in order to provide a comparative compensation package (based on external studies), we provided our NEOs with the following:

•

Under the Medical Care Reimbursement Plan for Executives, we generally reimbursed each of our NEOs for medical care expenses that are not otherwise reimbursed by any plan or arrangement up to a maximum benefit of 10% of their base salary per year.

•	We reimbursed each of our NEOs for reasonable costs of financial and estate planning.

•	We provided each of our NEOs with a monthly automobile allowance, as described below under the heading “Employment, Severance and Change of Control Agreements.”

•

Under our travel policy, we provided use of a Company-owned aircraft to our Executive Chairman of the Board of Directors and limited use to Mr. Robert Khoury, to ensure their personal security. As set forth in the “All Other Compensation” column of the Director Compensation Table above and the Summary Compensation Table below, these executives are taxed on the incremental cost relating to their personal use of the aircraft.

To the extent applicable, these amounts are included in the Summary Compensation Table as part of the “All Other Compensation” column.

2014 Compensation Reductions for Executive Chairman.

In anticipation of the spin-off of KLX from the Company at the end of 2014, the Company entered into an amended and restated employment agreement with Mr. Khoury on September 15, 2014, which implemented significant changes to the components of the annual compensation payable to Mr. Khoury from those paid historically by the Company.  These changes include, among other things:

•	An approximate 36% annual base salary reduction from $1,396,432 down to $900,000;

•	A reduction to Mr. Khoury’s target bonus to no less than 175% of his reduced base salary as compared to his actual annual bonus target in respect of 2013 of 172% of his then higher base salary;

•	A reduction in the grant date value of his annual equity awards to 250% of his reduced base salary as compared to a grant date value of 310% of his then higher 2013 base salary; and

•

A substantial reduction in the annual retirement compensation contribution to which Mr. Khoury is entitled from the Company from an amount equal to 150% of his base salary, plus a payment determined by multiplying the annual increase in salary by 150% by the number of years since he founded the Company, less cumulative prior payments, down to an amount equal to one times his annual base salary.

These changes were significant concessions by Mr. Khoury to his overall compensation for the benefit of the Company, and represent a major reduction to Mr. Khoury’s overall compensation opportunity with the Company when compared to his actual total compensation for 2014 reflected in the Summary Compensation Table contained on page 31 of this Proxy Statement.  The following table illustrates Mr. Khoury’s targeted 2015 compensation at the Company after taking into account the changes to his employment agreement described above.  The Company believes it is important to an understanding of its approach to compensation going forward to provide this information for comparison with the compensation information contained in the Summary Compensation Table:

		Target		2015
	Target	Non-Equity		Target
	Stock	Incentive Plan	All Other	Compensation
Salary	Awards ($) (1)	Compensation ($)	Compensation ($) (2)	Total ($)
$900,000	$3,825,000	$1,575,000	$900,000	$7,200,000

(1)

Represents (i) the target grant date fair value of stock awards expected to be granted to Mr. Khoury in the fourth quarter of 2015 as part of the Company's regular annual equity granting process, which is $2,250,000, plus (ii) the target grant date fair value of a make-whole stock award expected to be granted to Mr. Khoury under the MIP in the first quarter of 2016 in respect of 2015 performance, which value is $1,575,000.  For comparison purposes, the actual grant date fair value of the make-whole stock award granted to Mr. Khoury under the MIP in 2015 in respect of 2014 performance was $2,401,863, which is substantially higher than the target for the corresponding award expected to be made in 2016 in respect of 2015 performance.

(2)

Excludes any compensation payable to Mr. Khoury by KLX, and excludes the value of Mr. Khoury’s personal use of the Company’s corporate aircraft, his estate planning and automobile allowances, and executive medical reimbursement, as such amounts are not estimable.

For more details regarding the terms and conditions of Mr. Khoury’s amended and restated employment agreement, please see the section captioned “Employment, Severance and Change of Control Agreements” beginning on page 38 of this Proxy Statement.

External Benchmarking

Benchmarking Objectives. We believe our executives should possess above-average competencies, skills and prior experience and display above-average leadership skills as they discharge their responsibilities. We benchmark targeted pay levels for essentially every position throughout our organization. Our objective is to establish total targeted compensation (defined as base salary, targeted annual cash incentive, long-term incentives, and, where applicable, payments in lieu of retirement benefits) for our NEOs near the 75th percentile of our peer group. We believe the weighting of each component of our compensation program (as described above under the heading “The Elements of our Compensation Program”) is appropriate given the historically cyclical nature of our industry, which has resulted and may result in several-year periods during which substantially lower cash incentives are awarded.

Benchmarking Process. In 2014, the Compensation Committee retained Mercer, an independent compensation consultant, to assist in the design and implementation of our executive compensation program including the review of market surveys and peer group comparisons. Compensation and other financial data for our peer group are compiled from publicly available information as well as from Mercer’s proprietary database for similarly-sized industrial companies. Because the information is based on publicly available data, the comparisons are always against the data for the immediately preceding year (i.e., the 2014 study was based on data included in the 2013 annual reports and 2013 proxy statements of our peer group).

We believe market data provides a reference and framework for decisions about the base salary, targeted annual cash incentives and the appropriate level of long-term incentives to be provided to each NEO. However, due to variability and the inexact science of matching and pricing executive jobs, we believe that market data should be interpreted within the context of other important factors and should not solely be used to dictate a specific pay level for an executive. As a result, in setting the target pay level of our NEOs, market data is reviewed along with a variety of other factors, including individual performance, competencies, skills, future potential, prior experience, scope of responsibility and accountability within the organization.

In 2014, Mercer reviewed both the individual components and aggregate composition of our compensation packages for our NEOs focusing on several components of pay including:

•	base salary;
•	actual and targeted cash incentives;
•	total cash compensation (i.e., base salary plus cash incentives);
•	actual and targeted long-term incentives;
•	total direct compensation (i.e., total cash plus long-term incentives); and
•	total direct compensation plus payments in lieu of retirement benefits, to the extent applicable.

Based on this review, Mercer advised the Compensation Committee that, for our NEOs:

•	the targeted total cash compensation (including base salary and targeted annual cash incentives) was slightly above the 75th percentile of our peer group;
•	the total actual cash compensation approximated the 75th percentile of our peer group;
•	the targeted total direct compensation (including base salary, annual cash and long-term incentives) approximated the median of our peer group; and
•	the total actual direct compensation (including base salary, annual cash and long-term incentives) was between the median and the 75th percentile of our peer group.

Mercer also reviewed our 2013 financial performance (the most current data then available) and determined that:

•	our total shareholder returns over the one and three-year periods ended December 31, 2013 were at or above the 75th percentile of our peer group and
•

measuring our overall performance incorporating revenue growth, operating income growth, EBITDA growth, EPS growth based on the performance metric weightings utilized in our MIP, and return on average equity for the one and three-year periods ended December 31, 2013, we were positioned at approximately the 75th percentile of our peer group.

Compensation Peer Group. The compensation peer group we used in 2014 was comprised of the following 16 companies in the aerospace and defense industries:

•	AAR Corp.
•	Alliant Techsystems
•	Crane Co.
•	Curtiss-Wright Corp.
•	Esterline Technologies Corporation
•	Harris Corporation
•	Hexcel Corporation
•	Huntington Ingalls Industries, Inc.
•	Pentair Ltd.
•	Precision Castparts Corporation
•	Rockwell Collins, Inc.
•	Spirit Aerosystems Holdings
•	Terex Corp.
•	Transdigm Group, Inc.
•	Teledyne Technologies, Inc.
•	Wesco Aircraft Holdings, Inc.

In consultation with Mercer, the Compensation Committee selected these companies for our peer group on the basis that (i) as compared to our Company, they were within a reasonable range for revenue size and equity market capitalization; (ii) they had executive positions comparable to those at our Company which required a similar set of management skills and experience; and (iii) they were representative of organizations that compete with us for business and executive talent. The median 2013 revenues of our peer group were approximately $3.6 billion; our revenues for the year ended December 31, 2013 were approximately $3.5 billion. The Compensation Committee, together with Mercer, reviews our peer group each year. We updated our peer group in 2013 to more closely align our peers from a revenue and industry focus perspective.

Stock Ownership/Prohibited Transactions in Company Securities

Our Board established stock ownership guidelines for our executive officers and non-employee directors. Under these guidelines, our NEOs and members of the Board are required to own shares of the Company’s common stock with a market value of at least a specified multiple of their base salary or annual cash retainer, as applicable, within a reasonable period of time from their election to the Board or appointment as an executive officer, as determined by our Board. The guidelines are five times base salary for the Executive Chairman of the Board of Directors and the President and CEO, three and one-half times base salary for all other executive officers and three times the annual cash retainers for members of our Board. Progress toward meeting the guidelines is reviewed by the Compensation Committee annually. As of December 31, 2014 all then current members of our Board and all NEOs were in compliance or making significant progress towards complying with such guidelines.

The Compensation Committee considers all shares held by a director or executive officer toward meeting the ownership requirements including: shares owned outright (including in family trusts and those held by a spouse), time-vested restricted shares, shares or share equivalents held in our 401(k) plan or a deferred compensation plan and shares in our employee stock purchase plan. Unexercised stock options and unearned performance shares are not included toward meeting the guidelines. We do not have any policies requiring our executives to hold shares of common stock received upon vesting or exercise of equity awards. As a result of the delayed vesting and performance based provisions of our restricted stock awards, NEOs hold 25% of each award for one year after the remaining 75% of the shares have vested; the remaining portion of each award is subject to achieving the performance criteria set forth above.

Pursuant to a recently adopted policy, our directors and executive officers are prohibited from engaging in short sales of Company securities. Our officers and directors are also prohibited from selling or purchasing puts or calls, trading in or writing options, or engaging in other hedging activities with respect to Company securities.

Compensation Risks

In 2014, management and the Compensation Committee assessed the Company’s compensation policies and practices and determined that our policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. In reaching this conclusion we primarily considered the following factors:

•

Executive officers receive a mix of base salary, cash-incentive awards and long-term equity-based awards as compensation, and the cash incentives plus performance based incentives paid to our executive officers in 2014 ranged from approximately 42% - 64% of total direct compensation while base salary and time-based vested long-term equity-based awards accounted for approximately 36% - 58% of actual total direct compensation. We do not believe the amount of cash-incentives paid to our executive officers would incentivize management to take excessive risks for short-term gains. In fact, effective January 1, 2013, we modified our MIP such that cash bonuses would not exceed certain percentages of base salaries, with the excess of any amount that otherwise would have been awarded absent the limitation on cash bonuses to be instead awarded in the form of restricted shares which vest over a four-year period.

•

Equity-based awards are designed to align the long-term interests of executive officers and stockholders. The performance portion of our long-term equity-based awards vests based on an average return on our equity over a three-year period and the time-based portion of the long-term equity-based awards vests over a three-year period. Due to these vesting periods, we do not believe that our equity-based awards incentivize executive officers to take excessive risks for short-term gains.

•

To align long-term interests of executive officers and our stockholders and to ensure an owner-oriented culture, we have adopted executive stock ownership guidelines that require our executive officers to hold a significant amount of our common stock.

•

To further align the long-term interest of our executives and our stockholders, we adopted an anti-hedging policy which provides that no insider, including NEOs and members of our Board, may engage in short sales of Company securities. Also, selling or purchasing puts or calls or otherwise trading in or writing options on Company securities by officers and directors is prohibited.

•

With the assistance of an independent compensation consultant, the Compensation Committee reviews and approves the targeted annual compensation opportunity and type of compensation available for each executive officer.

•	As part of this review, the Compensation Committee compares the targeted and actual total compensation of each executive officer with their counterparts within the Company’s peer group.

•

On an annual basis, our executive officers provide a certification that they have complied with our Code of Business Conduct. In addition, the Company regularly reviews its code of conduct and our other corporate policies with all employees.

•	We do not have employees who are compensated based on taking significant risks with the Company’s capital.

Compensation Recoupment Policy

In the event of a material restatement of the Company’s financial results, the Board will review the facts and circumstances that led to the requirement for the restatement and may take such actions, if any, as it deems necessary or appropriate in its discretion. The Board will consider whether any executive officer received cash incentive compensation based on the original financial statements because it appeared he or she had achieved financial performance targets which in fact were not achieved based on the restatement. The Board also will consider the accountability of any executive officer whose acts or omissions were responsible in whole or in part for the events that led to the restatement and whether such acts or omissions constituted misconduct.

The actions, if any, that the Board may in its discretion elect to take against a particular executive officer, depending on all the facts and circumstances as determined during their review, could include (i) the recoupment of all or part of any bonus or other cash incentive compensation paid to the executive officer that was based upon the achievement of financial results that were subsequently restated and/or (ii) the pursuit of other available remedies.

Tax and Accounting Considerations

Section 162(m) of the Code generally limits to $1 million the U.S. federal tax deductibility of compensation paid in one year to certain executives. Performance-based compensation is not subject to the limits on deductibility of Section 162(m), provided such compensation meets certain requirements, including stockholder approval of material terms of compensation. To the extent it determines to be reasonably practicable and consistent with the Company’s other compensation objectives the Company will provide our NEOs with compensation programs that will preserve tax deductibility. The Compensation Committee believes, however, that stockholder interests are best served by not restricting its discretion and flexibility in structuring compensation programs, even though such programs may result in certain non-deductible compensation expenses.

To the extent that any compensation paid to our NEOs constitutes a deferral of compensation within the meaning of Section 409A of the Code, the Compensation Committee intends to cause the award to comply with the requirements of Section 409A and to avoid the imposition of penalty taxes and interest upon the participant receiving the award.

The Compensation Committee also takes accounting considerations, including the impact of FASB ASC 718, Compensation – Stock Compensation, into account in structuring compensation programs and determining the form and amount of compensation awarded.

Report of the Compensation Committee on Executive Compensation

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2014 with management. Based on the review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

The Compensation Committee

John T. Whates
Jonathan M. Schofield
Richard G. Hamermesh
James F. Albaugh

Summary Compensation Table

The following table sets forth information concerning the total compensation paid to each of our NEOs in 2014, 2013 and 2012:

				Non‑Equity
				Incentive
			Stock	Plan
			Awards	Compensation	All Other
Name and Principal Position	Year	Salary	($)(1)	($)(2)	Compensation ($)		Total ($)
Amin J. Khoury	2014	$1,353,870	$5,857,201	$2,401,863	$6,031,072	(3)	$15,644,006
Executive Chairman of the Board of	2013	1,287,554	4,084,049	2,265,909	6,662,273	(3)	14,299,785
Directors	2012	1,181,415	3,744,000	2,895,360	3,973,438	(3)	11,794,213

Werner Lieberherr	2014	949,757	3,589,799	1,579,200	321,311	(4)	6,440,067
President and Chief Executive Officer	2013	665,976	1,703,530	1,022,112	183,922	(4)	3,575,540
	2012	611,077	1,560,000	1,372,800	155,601	(4)	3,699,478

Joseph T. Lower	2014	51,923	3,600,104	1,075,015	47,175	(5)	4,774,217
Vice President and Chief Financial Officer	2013	-	-	-	-		-
	2012	-	-	-	-		-

Sean J. Cromie	2014	448,106	769,898	407,599	89,670	(6)	1,715,273
Vice President and General Manager—	2013	433,909	577,290	399,606	87,420	(6)	1,498,225
Commercial Aircraft Segment	2012	397,200	525,013	500,000	92,093	(6)	1,514,306

Wayne R. Exton	2014	395,691	639,873	239,948	87,058	(7)	1,362,570
Vice President and General	2013	395,620	509,770	352,865	85,173	(7)	1,343,428
Manager—Business Jet Segment	2012	376,423	500,028	425,000	90,231	(7)	1,391,682

Ryan M. Patch	2014	498,158	855,996	453,126	142,125	(8)	1,949,405
Vice President - Law, General Counsel,	2013	482,423	542,975	444,242	166,424	(8)	1,636,064
Secretary and Chief Compliance Officer	2012	444,469	500,028	565,000	118,053	(8)	1,627,550

Thomas P. McCaffrey	2014	638,925	2,858,861	958,387	4,939,286	(9)	9,395,459
Former Senior Vice President and Chief	2013	600,440	1,173,444	921,526	590,707	(9)	3,286,117
Financial Officer	2012	550,988	1,076,438	1,237,808	479,777	(9)	3,345,011

(1)

The amounts reported in the “Stock Awards” column represent the aggregate full grant date fair value of the restricted stock awards calculated in accordance with FASB ASC 718 (without any reduction for risk of forfeiture). For more information about our adoption of FASB ASC 718 and how we value stock-based awards (including assumptions made in such valuation), refer to Note 1 and Note 11 to our audited financial statements for the fiscal year ended December 31, 2014 included in our annual report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2015. For the performance-based restricted stock awards, the grant date value is based upon the probable outcome of the performance metrics. If the highest level of payout were achieved, the value of the award as of the grant date for restricted stock awards represent 25% of each stock award. Whether, and to what extent, a NEO realizes value with respect to restricted stock awards will depend on our actual operating performance, stock price fluctuations and the NEO’s continued employment. As described above in the “Compensation Discussion and Analysis”, the restricted stock awards granted on February 19, 2015 will be reflected in our 2016 proxy statement except in the case of Mr. McCaffrey’s restricted stock awards granted on December 15, 2014.

(2)

All annual cash bonuses paid to our NEOs under the MIP are reflected in the “Non-Equity Incentive Plan Compensation” column of this table. The amounts shown represent the annual cash incentive payments received by our NEOs under our MIP. Except with respect to Mr. Lower, these cash awards were earned in 2014, 2013 and 2012 and were paid on March 3, 2015, February 21, 2014 and February 22, 2013, respectively. Mr. Lower’s cash award was earned in 2014, $1,000,000 of which was paid on December 12, 2014 and $75,015 of which was paid on March 3, 2015. The MIP is described in detail above in our “Compensation Discussion and Analysis.”

(3)

With respect to Mr. Khoury, the amount reported for 2014, 2013 and 2012 as “All Other Compensation” includes $5,635,082, $6,165,918 and $3,491,600, respectively, for our annual payments in lieu of retirement benefits; $228,800, $344,600 and $303,900, respectively, representing the aggregate incremental cost to us for his personal use of the Company aircraft; $113,037, $97,429 and $118,948, respectively, for estate planning; $10,400, $10,200 and $10,000, respectively, for Company contributions to our 401(k) Plan; $6,499, $9,246 and $11,578, respectively, representing payments under our executive medical plan; and $37,254, $34,880 and $37,412, respectively, relating to an automobile and insurance provided by the Company. The aggregate incremental cost for the use of the Company aircraft for personal travel is calculated by multiplying the hourly variable cost rate for the aircraft by the hours used. The hourly variable cost rate includes costs such as fuel, oil, parking/landing fees, crew expenses and catering.

(4)

With respect to Mr. Lieberherr, the amount reported for 2014, 2013 and 2012 as “All Other Compensation” includes $248,219, $131,040 and $120,000, respectively for our annual payments in lieu of retirement benefits; $10,400, $10,200 and $10,000, respectively, for Company contributions to our 401(k) Plan; $14,517, $14,878 and $12,401, respectively, representing payments under our executive medical plan and an additional amount relating to an automobile allowance and estate planning. Mr. Lieberherr served as Vice President and General Manager for the Commercial Aircraft Segment during 2010, served as President and Chief Operating Officer from 2011 to 2013, served as Co-CEO from January 1, 2014 to December 15, 2014 and was promoted to President and CEO on December 16, 2014.

(5)

With respect to Mr. Lower, the amount reported for 2014 as “All Other Compensation” includes $45,652 for reimbursement of relocation expenses and an additional amount relating to automobile allowance. Mr. Lower has been Vice President and Chief Financial Officer since December 16, 2014. Previously, Mr. Lower served as Vice President – Finance from the time he joined the Company on November 1, 2014 to December 15, 2014.

(6)

With respect to Mr. Cromie, the amount reported for 2014, 2013 and 2012 as “All Other Compensation” includes $10,400, $10,200 and $10,000, respectively, for Company’s contributions to our 401(k) Plan: $1,892, $1,506, and $1,603, respectively, representing payments under our executive medical plan; and an additional amount relating to automobile allowance. Mr. Cromie was promoted to Vice President and General Manager of the Commercial Aircraft Segment on January 5, 2011. As described above in the “Compensation Discussion and Analysis” the Company implemented a deferred compensation plan in 2010 and we made a matching contribution under this plan for Mr. Cromie in 2014 of $64,178.

(7)

With respect to Mr. Exton, the amount reported for 2014, 2013 and 2012 as “All Other Compensation” includes $10,400 $10,200 and $10,000, respectively, for Company’s contributions to our 401(k) Plan; $15,785, $5,637 and $6,924, respectively, representing payments under our executive medical plan, and an additional amount relating to an automobile allowance. As described above in the “Compensation Discussion and Analysis” the Company implemented a deferred compensation plan in 2010 and we made a matching contribution under this plan for Mr. Exton in 2014 of $47,673.

(8)

With respect to Mr. Patch, the amount reported for 2014, 2013 and 2012 as “All Other Compensation” includes $10,400, $10,200 and $10,000, respectively, for contributions to the Company’s 401(k) Plan; $47,179, $73,524 and $19,853, respectively, representing payments under our executive medical plan and an additional amount relating to an automobile allowance. As described above in the “Compensation Discussion and Analysis” the Company implemented a deferred compensation plan in 2010 and we made a matching contribution under this plan for Mr. Patch in 2014 of $71,346.

(9)

With respect to Mr. McCaffrey, the amount reported for 2014, 2013 and 2012 as “All Other Compensation” includes $615,827, $549,680 and $426,973, respectively, for our annual payments in lieu of retirement benefits; $10,400, $10,200 and $10,000, respectively, for Company contributions to our 401(k) Plan; $14,347, $3,438 and $13,260, respectively, representing payments under our executive medical plan; and an additional amount relating to an automobile allowance and estate planning. In addition, the amount reported as “All Other Compensation” for 2014 includes a payment of $3,260,625 for severance and a payment of $1,023,568 for retirement contributions made, in each case, pursuant to the separation agreement and release between the Company and Mr. McCaffrey.

Grants of Plan-Based Awards During 2014

The following table sets forth information concerning incentive awards made to our NEOs in 2014. Awards consisted of restricted stock and cash incentive awards under our MIP as described in detail in our “Compensation Discussion and Analysis.”

		Estimated Future Payouts Under Non-Equity			All Other Stock	Grant Date Fair
		Incentive Plan Awards (1)			Awards: Number of	Value of Stock
	Grant	Threshold			Shares of Stock or	and Options
Name	Date	($)(2)	Target ($)	Maximum ($)	Units (#)(3)(4)	Awards ($)(5)

Amin J. Khoury	1/1/2014	$—	$2,401,863	$2,401,863	—	$—
	2/12/2014	—	—	—	26,223	1,528,192
	11/15/2014	—	—	—	78,172	4,329,009

Werner Lieberherr	1/1/2014	—	1,579,200	1,579,200	—	—
	2/12/2014	—	—	—	13,330	776,841
	11/15/2014	—	—	—	50,795	2,812,958

Joseph T. Lower	1/1/2014	—	450,000	450,000	—	—
	11/1/2014	—	—	—	66,721	3,600,104

Sean J. Cromie	1/1/2014	—	407,599	407,599	—	—
	2/12/2014	—	—	—	4,662	271,705
	11/15/2014	—	—	—	8,996	498,193

Wayne R. Exton	1/1/2014	—	359,922	359,922	—	—
	2/12/2014	—	—	—	4,117	239,943
	11/15/2014	—	—	—	7,221	399,930

Ryan M. Patch	1/1/2014	—	453,126	453,126	—	—
	2/12/2014	—	—	—	5,183	302,100
	11/15/2014	—	—	—	10,002	553,896

Thomas P. McCaffrey	1/1/2014	—	958,387	958,387	—	—
	2/12/2014	—	—	—	8,457	680,027
	11/15/2014	—	—	—	15,972	1,220,421
	12/15/2014	—	—	—	12,955	958,411

(1)

The amounts shown represent the range of annual cash incentive opportunities for each NEO under our 2014 MIP. Effective January 1, 2013, we modified our MIP such that cash bonuses would not exceed certain percentages of base salaries, with the excess of any amount that otherwise would have been awarded absent the limitation on cash bonuses to be instead awarded in the form of restricted shares (the “MIP Awards”), which vest over a four-year period. As described above in the “Compensation Discussion and Analysis”, the MIP Awards granted on February 19, 2015 will be reflected in our 2016 proxy statement except in the case of Mr. McCaffrey’s MIP Awards, which were granted on December 15, 2014. The annual cash incentive for Joseph T. Lower reflects the target and maximum had Mr. Lower been employed since January 1, 2014.

(2)

Since the amount of Non-Equity Incentive Plan awards is determined on the basis of an NEO’s contributions to the success of a segment or the Company, as applicable, no specific threshold can be determined.

(3)

The restricted stock awards include awards made on February 12, 2014, November 1, 2014 and on November 15, 2014 that were approved by our Compensation Committee at its meetings on February 12, 2014 and October 22, 2014, respectively. The number of shares of restricted stock granted is equal to the dollar value approved by our Compensation Committee divided by the closing price of our common stock on the date of grant. All grants of restricted stock were made pursuant to our LTIP with the exception of Mr. Lower’s November 1, 2014 grant of 42,627 shares.

(4)

The amounts shown represent the aggregate grant date fair value of the long-term incentive awards calculated in accordance with FASB ASC 718 (without any reduction for risk of forfeiture). For more information about our adoption of FASB ASC 718 and how we value stock-based awards (including assumptions made in such valuation), refer to Note 1 and Note 11 to our audited financial statements for the fiscal year ended December 31, 2014 included in our annual report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2015. For the performance-based restricted stock awards, the grant date value is based upon the probable outcome of the performance metrics. If the highest level of payout were achieved, the value of the award as of the grant date for restricted stock awards, represent 25% of each stock award. The equity awards were adjusted to account for the dilutive effects of the spin-off. The total number of shares subject to such awards reflect these adjustments.

(5)

75% of the November 15, 2014 award is subject to time-based vesting and 25% of the November 15, 2014 award is subject to performance-based vesting. The time-based portion of this award vests ratably over three years provided the executive is employed or, as to Mr. Amin J. Khoury, is providing consulting services on the applicable vesting date. The vesting of the performance-based award is subject to the Company achieving the annual returns on equity targets established by the Compensation Committee, and vests four years from the date of grant, subject to the following conditions: (i) if the Company achieves 90% or more of the target, 100% of the total performance-based award will vest, (ii) if the Company achieves between 85% and 90% of the three-year average target, 50% of the performance-based award will vest, (iii) if the Company achieves between 80% and 85% of the target, a portion of the performance-based component of the award will vest as determined on the basis of linear interpolation, and (iv) if the Company achieves less than 80% of target no portion of the award will vest. The MIP Awards vest ratably over a four-year period. The Company equity awards were adjusted to account for the dilutive effects of the spin-off.  The total number of shares subject to such awards reflect these adjustments.

2014 Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning outstanding equity awards held by each NEO as of December 31, 2014, which includes unvested shares of restricted stock.

		Stock Awards
		Number of	Market Value of
		Shares or Units	Shares or Units
		of Stock That	of Stock That
		Have Not Vested	Have Not Vested
Name	Grant Date	(#)(1)(2)	($)(3)
Amin J. Khoury	11/15/2014	78,172	$4,535,539
	2/12/2014	26,223	1,521,458
	12/15/2013	49,511	2,872,628
	12/17/2012	54,276	3,149,094
	12/15/2011	34,304	1,990,318

Werner Lieberherr	11/15/2014	50,795	2,947,126
	2/12/2014	13,330	773,407
	12/15/2013	20,651	1,198,171
	12/17/2012	22,615	1,312,122
	12/15/2011	14,293	829,280

Joseph T. Lower	11/1/2014	66,721	3,871,152
	12/15/2013	-	-
	12/17/2012	-	-
	12/15/2011	-	-

Sean J. Cromie	11/15/2014	8,996	521,948
	2/12/2014	4,662	270,489
	12/15/2013	6,998	406,024
	12/17/2012	7,611	441,590
	12/15/2011	4,830	280,237

Wayne R. Exton	11/15/2014	7,221	418,962
	2/12/2014	4,117	238,868
	12/15/2013	6,180	358,564
	12/17/2012	7,248	420,529
	12/15/2011	4,578	265,616

Ryan M. Patch	11/15/2014	10,002	580,316
	2/12/2014	5,183	300,718
	12/15/2013	6,581	381,830
	12/17/2012	7,248	420,529
	12/15/2011	4,545	263,701

Thomas P. McCaffrey	11/15/2014	-	-
	12/15/2013	-	-
	12/17/2012	-	-
	12/15/2011	-	-

(1)

75% of the 2012, 2013 and 2014 annual restricted stock awards are subject to time-based vesting and 25% of the 2012, 2013 and 2014 annual restricted stock awards are subject to performance-based vesting. The time-based portion of these awards vests ratably over three years provided the executive is employed or, as to Mr. Amin J. Khoury, is providing consulting services on the applicable vesting date. The vesting of the performance-based award is subject to the Company achieving the annual returns on equity targets established by the Compensation Committee, and vests four years from the date of grant, subject to the following conditions: (i) if the Company achieves 90% or more of the target, 100% of the total performance-based award will vest; (ii) if the Company achieves between 85% and 90% of the three- year average target, 50% of the performance-based award will vest; (iii) if the Company achieves between 80% and 85% of the target, a portion of the performance-based component of the award will vest as determined on the basis of linear interpolation; and (iv) if the Company achieves less than 80% of target no portion of the award will vest. The MIP Awards vest ratably over a four-year period. The equity awards were adjusted to account for the dilutive effects of the spin-off. The total number of shares subject to such awards reflect these adjustments.

(2)	Excludes MIP Awards granted on February 19, 2015 with respect to 2014 performance, which vest over a four-year period.

(3)	The market value of unvested shares is based on the closing share price of $58.02, which was the closing price of our common stock as quoted on the NASDAQ Global Select Market on December 31, 2014.

The table below sets forth (i) the number of shares of restricted stock granted on February 19, 2015 and (ii) the market value of these February shares calculated as if they had been outstanding as of December 31, 2014.

		Stock Awards
		Number of	Market Value of
		Shares or Units	Shares or Units
		of Stock That	of Stock That
		Have Not Vested	Have Not Vested
Name	Grant Date	(#)	($)
Amin J. Khoury	2/19/2015	37,518	$2,176,794

Werner Lieberherr	2/19/2015	24,668	1,431,237

Joseph T. Lower	2/19/2015	1,172	67,999

Sean J. Cromie	2/19/2015	6,367	369,413

Wayne R. Exton	2/19/2015	2,578	149,576

Ryan M. Patch	2/19/2015	7,078	410,666

Thomas P. McCaffrey	2/19/2015	-	-

Option Exercises and Stock Vested During 2014

The following table provides information concerning vesting of common stock awards held by each NEO during 2014. No options were outstanding in 2014.

	Stock Awards
	Number of
	Shares
	Acquired	Value Realized
	on Vesting	on Vesting
Name	(#)(1)	($)(2)
Amin J. Khoury	87,535	$5,991,172

Werner Lieberherr	32,146	2,176,218

Joseph T. Lower	-	-

Sean J. Cromie	10,005	672,213

Wayne R. Exton	11,658	797,734

Ryan M. Patch	11,953	819,558

Thomas P. McCaffrey	25,133	1,862,370

(1)

Represents the shares of restricted stock that vested during 2014. The equity awards were adjusted to account for the dilutive effects of the spin-off. The total number of shares subject to such awards reflect these adjustments. Includes 2,176 deferred shares for Thomas P. McCaffrey.

(2)

Represents the number of shares of restricted stock that vested during 2014 multiplied by the closing price of our common stock as reported on the NASDAQ Global Select Market on the applicable vesting date.

Fiscal 2014 Deferred Compensation Table

The Deferred Compensation Plan is a nonqualified deferred compensation plan pursuant to which certain senior executives of the Company (as selected by the Compensation Committee) are eligible to defer a portion of their base salary, cash bonus and equity-based awards.

A deferral election must be made prior to the beginning of the calendar year in which deferral occurs. Each of our NEOs is eligible to participate in the plan. We may make a matching contribution equal to 100% of the participant’s deferrals under the Deferred Compensation Plan up to a maximum of 7.5% of the participant’s total base salary and annual cash bonus. Matching contributions vest in equal installments on January 15th of each of the three years succeeding the year in which the contribution is made. In addition, an executive will fully vest in all matching contributions upon (i) meeting the requirements of a retirement, (ii) a termination of employment by the Company without cause, (iii) death, (iv) a change in control of the Company, or (v) meeting the requirements of a disability. Messrs. Khoury and Lieberherr are not eligible for matching contributions due to the retirement benefits they receive as described above in the “Compensation Discussion and Analysis”.

The Deferred Compensation Plan is a non-qualified plan under the Code and does not provide for guaranteed returns on plan contributions. A participant’s deferrals, together with Company matching contributions, are adjusted for earnings or losses measured by the rate of return on the notional investments available under the plan to which participants allocate their accounts. The funds are the same as are available under our 401(k) plan applicable to all employees generally. Participants may change investment elections on any business day. Distributions are made after termination of employment or on a date, selected by the participant, prior to termination of employment.

During 2014 each of the NEOs (other than Mr. Khoury and Lower) elected to defer compensation under the plan and we made matching contributions for these NEOs (other than Messrs. Lieberherr and McCaffrey)  totaling $183,197. Mr. Lower was not able to participate in 2014 due to the timing of his hiring.

Nonqualified Deferred Compensation

		Registrant		Aggregate
	Executive	Matching	Aggregate	Withdrawals/	Aggregate
	Contributions	Contributions	Earnings	Distributions	Balance at
Name	in 2014 ($) (1)	in 2014 ($)	in 2014 ($) (1)	($) (2)	12/31/14 ($) (3)
Werner Lieberherr	$300,000	$-	$55,926	$-	$1,118,934
Sean J. Cromie	107,976	64,178	25,961	-	531,987
Wayne R. Exton	63,564	47,673	8,522	-	545,524
Ryan M. Patch	100,000	71,346	41,794	-	782,527
Thomas P. McCaffrey	711,731	-	63,355	2,639,183	-

(1)	All executive contributions are included as compensation in the Summary Compensation Table. Earnings on account balances are not included in the Summary Compensation Table.
(2)	Mr. McCaffrey’s contributions were transferred to KLX, effective December 16, 2014.
(3)	Includes current and prior year contributions and earnings.

In addition to the 2010 Deferred Compensation Plan, all of our employees, including our NEOs, participate in our qualified 401(k) defined contribution plan. Pursuant to this plan, we match 100% of the first 3% and 50% of the next 2% of employee contributions up to $10,400.

Employment, Severance and Change of Control Agreements

Pursuant to their employment agreements, we provide each of our NEOs with severance benefits if their employment is terminated for any reason other than cause or, in some instances, due to their resignation for good reason (as each term is defined in the applicable employment agreements). In certain cases, the employment agreements require that we pay the NEO’s base salary for the balance of the then-existing term of the applicable employment agreement and in other cases provide a severance payment which is generally a multiple of the NEO’s base salary. In addition, the employment agreements describe the treatment of unvested equity upon termination of employment.

The Compensation Committee has expressed concern about the disparity in remuneration to a NEO in the event of termination of employment as a result of retirement versus remuneration for reasons other than a termination of employment for “cause”. The Compensation Committee believes that depending on a NEO’s contributions to the NEO’s effective succession plan, including assistance with the identification of a successor and facilitating an effective succession, and other considerations such as the role and tenure of the NEO, his or her contributions to the growth of our Company and the creation of stockholder value during the NEO’s career with our Company, or to facilitate, in certain circumstances, the retirement of a NEO, the Compensation Committee would favorably consider treating a NEO in the same manner in which the NEO would be compensated in the event of an involuntary termination or a change of control, provided that any such decision would be made at the discretion of the Compensation Committee at the time of such retirement on a case by case basis.

In the event of a change of control, the employment of Messrs. Khoury, Lieberherr, Lower and Patch will be automatically terminated. The Company or our successor would have the option to re-hire Messrs. Lieberherr and Patch for a minimum of twelve months but no longer than twenty-four months. Messrs. Cromie and Exton’s employment would continue unless terminated by the successor company. Payments upon a termination are described below on page 44 and, depending on the NEO can include payment of base salary and automobile allowance for the balance of the then-existing term of the NEO’s employment agreement and a  severance payment that is generally a multiple of the NEO’s base salary. None of our NEOs’ employment agreements provide for gross-ups in connection with any potential excise taxes imposed under Section 4999 of the Code. We provide a gross-up payment with respect to excise taxes, interest and penalties payable pursuant to Section 409A of the Code for Mr. Patch. The Compensation Committee has not approved tax gross-ups for any new executives since 2009.

The Board has been and continues to be mindful of ensuring that the interests of stockholders and the senior executives of the Company are aligned in the event of a transaction which would constitute a change of control of the Company. In that context, the Compensation Committee and the Board in the past determined that they would favorably consider a transaction bonus at any such time for senior executives, including Messrs. Amin J. Khoury, Werner Lieberherr and Ryan M. Patch, which transaction bonus would be in addition to amounts payable under each of their employment agreements as described below. During discussions with Mr. Amin J. Khoury about his employment arrangements with the Company and KLX following completion of the spin-off, the committee comprised of the independent directors agreed that upon a change of control of the Company, the Board would favorably consider a transaction bonus for Mr. Khoury. Subsequent to the spin-off, the Compensation Committee and all of the independent directors of the Board further included Messrs. Lieberherr and Patch in the group of senior executives to be favorably considered for any such transaction bonus. The structure and specific amount of any such bonus would be determined at such time.

Amin J. Khoury

Term.  Mr. Khoury is party to an employment agreement with the Company, amended and restated as of September 15, 2014, pursuant to which he serves as our Executive Chairman of the Board of Directors. Mr. Khoury’s agreement is for a three-year term commencing on December 16, 2014, which was the date of the consummation of the spin-off of KLX from the Company. The agreement will automatically renew thereafter for one-year terms, unless it is terminated by either party through written notice given at least 90 days prior to the termination of the then-current term.

Compensation and Benefits. Under his agreement, Mr. Khoury receives an annual base salary of $900,000, subject to upward adjustment by the Board or the Compensation Committee. He is eligible to receive an annual bonus no less than 175% of his then-current salary. Mr. Khoury is eligible to participate in all employee benefit plans, life insurance plans, disability insurance, incentive compensation plans, and other benefit plans available at a given time for executives of the Company. In addition, following any termination of his employment, Mr. Khoury and his spouse will receive medical, dental and health benefits (including reimbursement of medical and dental expenses incurred by Mr. Khoury, his spouse, his former spouse, and his eligible dependents), as well as benefits under our executive medical reimbursement plan, for the remainder of each of their lives.  Mr. Khoury also receives either a Company-provided automobile or a monthly automobile allowance. Mr. Khoury also receives quarterly contributions to the Deferred Compensation Plan in an amount equal to 25% of Mr. Khoury’s then-current salary, which will vest in full as of the date of contribution.

Consulting Period.  Mr. Khoury’s agreement provides that if his employment terminates at any time for any reason other than death or incapacity, the Company will retain him as a consultant for strategic planning, financial planning, and merger and acquisition advice as well as such other services as may be mutually agreed by Mr. Khoury and the Company for a five-year period. During this consulting period, Mr. Khoury will receive an annual consulting fee of $209,400, payable in monthly installments in arrears, and continued vesting of any unvested equity awards.

Covenants. During and after the term of his agreement, Mr. Khoury is subject to a confidentiality covenant. He is also subject to non-solicitation and non-competition covenants during the term of his employment, the subsequent consulting period, and for a two-year term thereafter.

Termination.  In the event of the termination of Mr. Khoury’s employment for any reason, he (or in the case of his death, his designee) will receive a payment equal to the sum of (i) any accrued and unpaid salary and benefits through the date of termination, (ii) any earned but unpaid bonuses payable to Mr. Khoury, as determined by the Compensation Committee, for any Company fiscal periods ending prior to termination, and (iii) a lump sum of $11,870,000. Unless Mr. Khoury terminates his employment voluntarily without good reason, he (or his designee) will also receive accelerated vesting of any unvested equity awards. If Mr. Khoury’s employment terminates due to his death, his designee will also receive a lump sum death benefit of $10 million.

Mr. Khoury’s employment will terminate automatically in the case of a change in control. Mr. Khoury’s employment will terminate for incapacity at the end of a 12-month period during which he is absent from his full-time duties under this agreement due to a physical or mental illness.

280G Matters.  If any payments from the Company to Mr. Khoury under the agreement or otherwise would be subject to an excise tax under Section 4999 of the Code (including any interest or penalties), an accounting firm and a legal advisor to, or other advisor designated by, Mr. Khoury will determine whether to reduce those payments so that they would not be subject to the excise tax. Such payments will be reduced only if doing so would result in greater net after-tax proceeds being received by Mr. Khoury. The Company will pay the expenses of the accounting firm, and will reimburse Mr. Khoury for the fees of his legal or other advisor incurred in connection with such determination and any legal and accounting fees incurred in connection with related disputes.

Werner Lieberherr

Term. Mr. Lieberherr is party to an employment agreement with the Company, amended and restated as of July 29, 2013, and subsequently amended effective January 1, 2014, pursuant to which he serves as our President and CEO. The agreement has a rolling three-year term so that the term extends for three years from any date on which it is being determined.

Compensation and Benefits. Under his agreement, Mr. Lieberherr receives an annual base salary, currently $987,000, which is subject to upward adjustment by the Compensation Committee. He is also eligible to receive an annual discretionary incentive bonus. Mr. Lieberherr is eligible to participate in any life or disability insurance, health, executive medical reimbursement, pension, retirement, accident, or other benefit plans generally made available to our executives, as well as the Company’s equity incentive plan. If Mr. Lieberherr’s employment is terminated for any reason other than for cause, he and his spouse (and his eligible dependents, during such eligibility) will receive medical, dental and health benefits (including benefits under our executive medical reimbursement plan) for the remainder of each of his and his spouse’s life. In addition, Mr. Lieberherr receives an automobile allowance of $1,100 per month.

The Company makes monthly contributions to the Deferred Compensation Plan for Mr. Lieberherr equal to 7.5% of the monthly amount of his salary. On January 1 of each year, the Company will make a contribution to the Deferred Compensation Plan of 20% of Mr. Lieberherr’s salary in effect at the time.  Contributions made for calendar years 2011 through 2015 will vest in full on January 1, 2016, so long as Mr. Lieberherr is employed by us on such date. Such contributions may vest earlier, upon the advent of certain events, including, but not limited to death, disability, change in control, and retirement, each as defined in the Deferred Compensation Plan. All contributions made on and after January 1, 2016 will vest in full on the date of contribution.

Covenants. Mr. Lieberherr is subject to non-competition and non-solicitation obligations during his employment and for three years thereafter, and is also party to the Company’s standard proprietary information and confidentiality agreement.

Termination.  In the event of the termination of Mr. Lieberherr’s employment for any reason, he (or in the case of his death, his designee) will receive a lump sum payment in the amount of any accrued and unpaid salary, automobile allowance, vacation time, and benefits through the date of termination (the “Lieberherr Accrued Amounts”). Unless he is terminated for cause, he (or his designee) will also receive a lump sum payment equal to any earned but unpaid bonuses payable, as determined by the Compensation Committee, for any Company fiscal periods ending prior to the termination (the “Lieberherr Bonus Amounts”). If Mr. Lieberherr’s employment is terminated by the Company without cause, if he resigns for good reason, or if his employment terminates upon a change in control, he will receive the Lieberherr Accrued Amounts, the Lieberherr Bonus Amounts, and an additional lump sum payment equal to (i) the salary and automobile allowance due for the remainder of the term, plus (ii) one times his salary and automobile allowance in effect as of the termination. If Mr. Lieberherr’s termination is on account of his death or incapacity, he (or his designee) will receive the Lieberherr Accrued Amounts, the Lieberherr Bonus Amounts, and an additional lump sum payment equal to the salary and automobile allowance due for the remainder of the term. Mr. Lieberherr’s unvested equity awards will accelerate if he is terminated by the Company without cause or if he resigns for good reason. In the case of his death, his designee will also receive a lump sum death benefit of $5 million.

Mr. Lieberherr’s employment will terminate automatically in the case of a change in control. Mr. Lieberherr’s employment will terminate for incapacity at the end of a 12-month period during which he is absent from his full-time duties under this agreement due to a physical or mental illness.

Legal Fees. Should a dispute related to payments due under this agreement arise in connection with an incapacity determination, a termination without cause, a termination without good reason, or a change in control, the Company will pay all associated legal fees.

Joseph T. Lower

Term.  Mr. Lower is party to an employment agreement with the Company that was effective as of November 1, 2014. Pursuant to this agreement, Mr. Lower initially served as our Vice President – Finance, and upon the consummation of the spin-off of KLX from the Company, he became our Vice President and Chief Financial Officer. The agreement is for a three-year term; however, it will then automatically renew for one-year periods unless either the Company or Mr. Lower gives the other party at least 90 days’ written notice prior to the then-applicable expiration date.

Compensation and Benefits.  This agreement provides that Mr. Lower will receive an annual base salary of $450,000, subject to upward adjustment by the Board of the Compensation Committee. He is also eligible to receive an annual bonus of up to 100% of his then-current salary. The agreement also provided Mr. Lower with a one-time sign-on bonus of $1,000,000; however, this bonus is subject to recoupment by the Company if Mr. Lower’s employment is terminated for cause, or if he resigns absent good reason, prior to the end of the initial three-year term. If Mr. Lower’s employment so terminates prior to the first anniversary of the effective date, he must repay the full amount of his sign-on bonus; if his employment so terminates on or after the first anniversary of the effective date but before the second anniversary, he must repay 2/3 of his sign-on bonus; finally, if his employment so terminates on or after the second anniversary but before the third anniversary, he must repay 1/3 of his sign-on bonus.

Mr. Lower’s employment agreement also provided him two initial equity grants of restricted stock, one valued at $2.3 million, and the other at $1.3 million. Of the first grant, restricted stock valued at $1.1 million will vest on each of November 1, 2015 and November 1, 2016, with the remaining $100,000 of restricted stock vesting on November 1, 2017. The second grant of restricted stock will vest, subject to continued employment with the Company, on November 1, 2021.

During his employment with the Company, Mr. Lower is eligible to participate in all life insurance, disability insurance, health, executive medical reimbursement, pension, retirement, accident, and other benefit plans generally available to the Company’s senior executive officers, as well as the Company’s equity incentive plan. Mr. Lower will also receive either a Company‑provided automobile or a monthly automobile allowance of $1,100.

Covenants. Mr. Lower is party to the Company’s standard proprietary information and confidentiality agreement.

Termination.  In the event of the termination of Mr. Lower’s employment for any reason, he (or in the case of his death, his designee) will receive a lump sum payment equal to any accrued and unpaid salary, automobile allowance, vacation time, and benefits through the date of termination (the “Lower Accrued Amounts”). Unless he is terminated for cause, he (or his designee) will also receive a lump sum payment equal to any earned but unpaid bonuses payable, as determined by the Compensation Committee, for any Company fiscal periods ending prior to the termination (the “Lower Bonus Amounts”). If Mr. Lower is terminated without cause, resigns for good reason, or is terminated upon a change in control, he will receive the Lower Accrued Amounts, the Lower Bonus Amounts, and an additional lump sum payment equal to two times the sum of his salary and target bonus in effect at the time of the termination. If he is terminated due to his death or incapacity, he (or his designee) will receive the Lower Accrued Amounts, the Lower Bonus Amounts, and an additional lump sum payment equal to the salary payable through the remainder of the term. If Mr. Lower’s employment terminates without cause, for good reason, upon a change in control, or due to his death or incapacity, his unvested equity awards will accelerate and become vested.

Mr. Lower’s employment will terminate automatically in the case of a change in control. Mr. Lower’s employment will terminate for incapacity at the end of a 12-month period during which he is absent from his full-time duties under this agreement due to a physical or mental illness.

280G Matters. If any payments from the Company to Mr. Lower would be subject to an excise tax under Section 4999 of the Code, an accounting firm and a legal advisor to Mr. Lower will determine whether to reduce those payments so that they would not be subject to the excise tax. Such payments will be reduced only if doing so would result in greater net after-tax proceeds being received by Mr. Lower. The Company will pay the expenses of the accounting firm, and will reimburse Mr. Lower for the fees of his legal advisor.

Sean J. Cromie

Term. Mr. Cromie is party to an employment agreement with the Company, amended and restated as of May 4, 2012, pursuant to which he serves as Vice President and General Manager-Commercial Aircraft Segment. The agreement is for an initial two-year period and is automatically renewed for additional two-year terms unless either party gives the other party at least 30 days’ written notice prior to the then-applicable expiration date.

Compensation and Benefits. Under his agreement, Mr. Cromie receives an annual base salary, currently $452,887, which is subject to upward adjustment by the Compensation Committee. He is eligible to receive an annual bonus of up to 90% of his then-current salary. Mr. Cromie’s agreement allows him to participate in all life insurance, disability insurance, health, executive medical reimbursement, pension, retirement, accident, and other benefit plans available at a given time for executives of the Company, as well as the Company’s equity incentive plan. If Mr. Cromie’s employment terminates (i) without cause, (ii) following a change in control and due to termination without cause or resignation on account of a material change or reduction, without his agreement, in his position, location, powers, duties, or responsibilities, or due to an elimination or material reduction of an element of compensation or a benefit (a “Cromie Change in Control Termination”), (iii) due to his death, or (iv) due to his incapacity, then he, his spouse, and his eligible dependents will be eligible for continued coverage under the Company’s medical, dental, and health plans (except for the executive medical reimbursement plan) generally available to Company executives until the earlier of one year from Mr. Cromie’s termination or the date on which he becomes eligible for comparable benefits provided by another party. In addition, Mr. Cromie receives a monthly automobile allowance of $1,100.

Covenants. Mr. Cromie is subject to non-competition and non-solicitation obligations during his employment and for two years thereafter, and is also party to the Company’s standard proprietary information and confidentiality agreement.

Termination. In the event of the termination of Mr. Cromie’s employment for any reason, he (or in the case of his death, his designee) will receive a lump sum payment equal to any unpaid but accrued salary and benefits (the “Cromie Accrued Amounts”). If Mr. Cromie’s employment is terminated without cause or due to a Cromie Change in Control Termination, he will receive the Cromie Accrued Amounts and an additional lump sum payment equal to (i) the salary payable through the remainder of the term, plus (ii) one times his salary in effect at the time of termination. If Mr. Cromie’s employment is terminated due to his death or incapacity, he (or his designee) will receive the Cromie Accrued Amounts and an additional lump sum payment equal to the salary and automobile allowance payable through the remainder of the term. Mr. Cromie’s outstanding unvested time-based equity awards will accelerate in the case of termination without cause, a Cromie Change in Control Termination, or termination due to death or incapacity.

If Mr. Cromie is absent from his full-time duties under this agreement for a six‑month period due to a physical or mental illness, his employment will terminate at the end of the six-month period.

Wayne R. Exton

Term. Mr. Exton is party to an employment agreement with the Company, amended and restated as of May 4, 2012, pursuant to which he serves as Vice President and General Manager-Business Jet Segment. The agreement is for an initial two-year period and is automatically renewed for additional two‑year terms unless either party gives the other party at least 30 days’ written notice prior to the then‑applicable expiration date.

Compensation and Benefits. Under his agreement, Mr. Exton receives an annual base salary, currently $399,913, which is subject to upward adjustment by the President. He is eligible to receive an annual bonus of up to 90% of his then‑current salary. Mr. Exton’s agreement allows him to participate in all life insurance, disability insurance, health, executive medical reimbursement, pension, retirement, accident, and other benefit plans available at a given time for executives of the Company, as well as the Company’s equity incentive plan. If Mr. Exton’s employment terminates (i) without cause, (ii) following a change in control and due to termination without cause or resignation on account of a material change or reduction, without his agreement, in his position, powers, duties, or responsibilities, or due to an elimination or material reduction of an element of compensation or a benefit (an “Exton Change in Control Termination”), or (iii) due to his incapacity, then he and his eligible dependents will be eligible for continued coverage under the Company’s medical, dental, and health plans generally available to Company executives until the earlier of the end of the term or the date on which he becomes eligible for comparable benefits provided by another party. In addition, Mr. Exton receives a monthly automobile allowance of $1,100.

Covenants. Mr. Exton is subject to non-competition and non-solicitation obligations during his employment and for two years thereafter, and is also party to the Company’s standard proprietary information and confidentiality agreement.

Termination.  In the event of the termination of Mr. Exton’s employment for any reason, he (or in the case of his death, his designee) will receive a lump sum payment equal to any unpaid but accrued salary and benefits (the “Exton Accrued Amounts”). If Mr. Exton’s employment is terminated without cause or due to an Exton Change in Control Termination, he will receive the Exton Accrued Amounts and an additional lump sum payment equal to (i) the salary payable through the remainder of the term, plus (ii) one times his salary in effect at the time of termination. If Mr. Exton’s employment is terminated due to his death, his designee will receive the Exton Accrued Amounts and an additional lump sum payment equal to the salary payable through the remainder of the term. If Mr. Exton’s employment is terminated due to his incapacity, he will receive the Exton Accrued Amounts and an additional lump sum payment equal to the salary and automobile allowance payable through the remainder of the term. Mr. Exton’s outstanding unvested equity awards subject to time-based vesting will vest upon his termination without cause, an Exton Change in Control Termination, or his termination due to his death or incapacity.

If Mr. Exton is absent from his full-time duties under this agreement for a six‑month period due to a physical or mental illness, his employment will terminate at the end of the six-month period.

Ryan M. Patch

Term. Mr. Patch is party to an employment agreement with the Company, amended and restated as of July 29, 2013, and subsequently amended effective April 29, 2014 pursuant to which he serves as our Vice President – Law, General Counsel and Secretary. The agreement’s term is the period ending three years from any date on which the term is being determined.

Compensation and Benefits. Under his agreement, Mr. Patch receives an annual base salary, currently $503,474, which is subject to upward adjustment by the Compensation Committee. He is eligible to receive an annual bonus of up to 90% of his then-current salary. Mr. Patch’s agreement allows him to participate in all life insurance, disability insurance, health, pension, retirement, accident, executive medical reimbursement, deferred compensation, and other benefit plans available at a given time for executives of the Company, as well as the Company’s equity incentive plan. If Mr. Patch’s employment is terminated for any reason other than for cause, he, his spouse or domestic partner, and his eligible dependents will receive medical, dental and health benefits (including reimbursement of medical and dental expenses incurred by Mr. Patch, his spouse or domestic partner, and his eligible dependents), as well as benefits under our executive medical reimbursement plan, until the third anniversary of Mr. Patch’s termination. In addition, Mr. Patch receives a monthly automobile allowance of $1,100.

Covenants. Mr. Patch is party to the Company’s standard proprietary information and confidentiality agreement.

Termination. In the event of the termination of Mr. Patch’s employment for any reason, he (or in the case of his death, his designee) will receive a lump sum payment equal to any accrued and unpaid salary, automobile allowance, and vacation time through the date of termination (the “Patch Accrued Amounts”). Unless Mr. Patch is terminated for cause or his employment terminates due to his death, he will also receive a lump sum payment equal to any earned but unpaid bonuses, as determined by our Compensation Committee, for any fiscal periods ending prior to the termination date (the “Patch Bonus Amounts”). In the case of termination without cause, resignation for good reason, or termination upon a change in control, Mr. Patch will receive the Patch Accrued Amounts, the Patch Bonus Amounts, and an additional lump sum payment equal to (i) the salary and automobile allowance due for the remainder of the term, plus (ii) one times his salary, automobile allowance, and annual target bonus in effect at the time of termination. If Mr. Patch’s employment terminates due to his death or incapacity, Mr. Patch (or his designee) will receive the Patch Accrued Amounts, the Patch Bonus Amounts, and an additional lump sum payment equal to the salary and automobile allowance due for the remainder of the term. Mr. Patch’s outstanding unvested equity awards will vest upon a termination without cause, resignation for good reason, termination upon a change in control, or a termination due to death or incapacity.

Mr. Patch’s employment will terminate automatically if there is a change in control during his employment. If Mr. Patch is absent from his full-time duties under this agreement for a 12‑month period due to a physical or mental illness, his employment will terminate at the end of the 12‑month period.

Legal Fees. Should a dispute related to payments due under this agreement arise in connection with an incapacity determination, a termination without cause, a termination without good reason, or a change in control, the Company will pay all associated legal fees.

409A Matters. Mr. Patch’s employment agreement provides him with a tax gross-up payment with respect to tax obligations under Section 409A of the Code. Incidental costs and expenses incurred in respect of certain accounting tasks and procedures associated with these tax matters will be paid by the Company.

Thomas P. McCaffrey

Term. During 2014, Mr. McCaffrey was party to an employment agreement with the Company pursuant to which he served as our Senior Vice President and Chief Financial Officer. The agreement’s term was the period ending three years from any date on which the term was being determined. However, this agreement was terminated in connection with the spin-off of KLX from the Company, effective December 16, 2014.

Compensation and Benefits. Mr. McCaffrey’s agreement provided that he would receive a specified annual base salary, most recently $638,925, subject to upward adjustment. He was also eligible to receive an annual discretionary incentive bonus, and to participate in company benefit plans available to executives, such as life insurance plans, disability income plans, and incentive compensation plans. Unless Mr. McCaffrey was terminated for cause, he and his spouse were to receive medical, dental, and health benefits (including benefits under our executive medical reimbursement plan) for the remainder of their lives. Mr. McCaffrey also received quarterly payments in lieu of retirement benefits in an annual amount equal to one-half of his average annual salary for the preceding three-year period multiplied by the number of years of service with the Company, less all prior payments. Mr. McCaffrey also received a Company-provided vehicle or a monthly automobile allowance of $1,100.

Covenants. Mr. McCaffrey was party to the Company’s standard proprietary information and confidentiality agreement.

Termination.  In the event of the termination of Mr. McCaffrey’s employment for any reason, he (or in the case of his death, his designee) was to receive a lump sum payment equal to any accrued and unpaid salary, automobile allowance, vacation time, and benefits through the termination date (the “Accrued Amounts”). Unless he was terminated for cause, he (or his designee) would have received an additional lump sum payment equal to any earned but unpaid bonuses, as determined by our Compensation Committee, for any fiscal periods ending prior to the termination date (the “Bonus Amounts”). If Mr. McCaffrey was terminated without cause, resigned for good reason, or was terminated upon a change in control, he was to receive the Accrued Amounts, the Bonus Amounts, and an additional lump sum payment equal to (i) the salary and automobile allowance payable through the remainder of the term, (ii) the remaining unpaid balance of his retirement compensation as if he remained employed through the term, and (iii) two times his salary and automobile allowance in effect at the time of termination. If his termination was due to his death or incapacity, Mr. McCaffrey (or his designee) was to receive the Accrued Amounts, the Bonus Amounts, and an additional lump sum payment equal to (i) the salary and automobile allowance payable through the remainder of the term, and (ii) the remaining unpaid balance of his retirement compensation as if he remained employed through the term. In the case of his death, Mr. McCaffrey’s designee would have also received a death benefit of $4 million. If Mr. McCaffrey voluntarily resigned without good reason, he would have received the Accrued Amounts, the Bonus Amounts, and an additional lump sum payment equal to (i) his unpaid retirement contributions, and (ii) one times his salary and automobile allowance in effect at the time of termination. Mr. McCaffrey’s outstanding unvested equity awards were to accelerate upon termination without cause, resignation for good reason, termination upon a change in control, or termination due to death or incapacity.

Mr. McCaffrey’s employment would have terminated automatically if there was a change in control during his employment. He would have been terminated due to incapacity at the end of a 12-month period during which he is absent from his full-time duties under this agreement due to a physical or mental illness.

In connection with the spin-off of KLX from the Company, Mr. McCaffrey terminated his employment with the Company in December 2014. He and the Company entered into a separation agreement and release, which provided that this termination was generally treated as a termination without cause. However, only equity awards that would have vested on or before March 15, 2015 vested in connection with this termination; Mr. McCaffrey’s remaining unvested equity awards were converted into KLX  equity awards of equivalent value.

Legal Fees. If a dispute related to payments due under this agreement had arisen in connection with an incapacity determination, a termination without cause, a termination without good reason, or a change in control, the Company would have paid all associated legal fees.

Potential Payments upon a Termination or Change of Control

The tables that follow summarize the potential compensation that would have been payable to each of our NEOs as a result of a termination of the NEO’s employment or a change of control. The tables generally assume that the NEO’s employment terminated on December 31, 2014 and, if applicable, that the change of control occurred on December 31, 2014. In addition, for purposes of the calculations, we assume that the fair market value of our common stock was $58.02, which was the closing price of our common stock as quoted on the NASDAQ Global Select Market on December 31, 2014.

The tables below do not include the value of any vested and non-forfeitable payments or other benefits that the NEOs would have been entitled to receive on December 31, 2014, regardless of whether a termination event occurred on such date (e.g., benefits the executive would have received even if he voluntarily resigned on the assumed date of the change of control), including the following:

•Defined Contribution Plans. Each of the NEO’s account balances under the 401(k) plan, including any Company contributions, was fully vested as of December 31, 2014.

•Vested Equity Awards. Once vested, restricted stock awards are not forfeitable. The number and fair market value of all shares of restricted stock that were vested as of December 31, 2014 are set forth above in the Outstanding Equity Awards at Fiscal Year-End table.

•Life Insurance. Each of the NEOs is entitled to receive Company paid group term life insurance of one times his or her base salary. This plan is applicable to all of our employees on a nondiscriminatory basis.

•Deferred Compensation Plan. Employee deferrals are vested upon contribution, and unless otherwise specified by the Compensation Committee, Company contributions vest in equal installments on January 15th of each of the three years succeeding the year in which the Company contribution is made. In the case of death, disability, termination without cause and a change of control, prior Company contributions will fully vest. As described above, Messrs. Khoury and Lieberherr are not eligible, and Mr. McCaffrey was not eligible during 2014, for matching contributions.

Executive Medical Benefits. Pursuant to their employment agreements, Messrs. Khoury and Lieberherr and their spouses are entitled to receive medical benefits for the remainder of their lives upon their termination of employment.

Mr. McCaffrey is not included in the potential payments upon a termination or change of control tables because as noted above, his employment with the Company ceased in 2014 in connection with the spin-off of KLX, effective December 16, 2014. See the description of his employment agreement on page 43 for additional information on his compensation upon termination.

The amounts shown in the tables below represent summary estimates of the payments to be made upon each specified termination event as if the event occurred on December 31, 2014, based upon salaries in effect as of December 31, 2014, and do not reflect any actual payments to be received by the NEOs:

Amin J. Khoury

					Change of Control/
					Termination
Compensation	Voluntary		Incapacity/		Without Cause/
Element	Resignation(1)		Death(2)		For Good Reason

Lump-sum Severance Payment	$11,870,000		$11,870,000		$11,870,000

Accrued Incentive Compensation	1,575,000		1,575,000		1,575,000

Benefit Continuation	123,482	(3)	123,482	(3)	123,482	(3)

Total Cash Payments	13,568,482		13,568,482		13,568,482

Acceleration of Unvested Equity Awards	-		14,069,038		14,069,038

TOTAL	$13,568,482		$27,637,520		$27,637,520

(1)	See “Employment, Severance and Change of Control Agreements” on page 38 of this proxy statement
(2)	The table excludes the previously described NEO death benefit agreement, which is funded with a whole life insurance policy.
(3)	Benefit Continuation amount for 1 year only. The executive and his spouse will receive Benefit Continuation for the remainder of each of their lives for the executive and his family.

Werner Lieberherr

						Change of Control/
						Termination
Compensation	Termination for	Voluntary		Incapacity/		Without Cause/
Element	Cause	Resignation(1)		Death(2)		For Good Reason

Lump-sum of Salary for Contract Term/Severance Payment	$-	$-		$3,000,600		$4,000,800

Accrued Incentive Compensation	-	1,579,200		1,579,200		1,579,200

Benefit Continuation	-	131,292	(3)	131,292	(3)	131,292	(3)

Retirement Contribution	-	-		188,000		188,000

Total Cash Payments	-	1,710,492		4,899,092		5,899,292

Acceleration of Unvested Equity Awards	-	-		7,060,106		7,060,106

TOTAL	$-	$1,710,492		$11,959,198		$12,959,398

(1)	See “Employment, Severance and Change of Control Agreements” on page 38 of this proxy statement.
(2)	The table excludes the previously described NEO death benefit agreement, which is funded with a whole life insurance policy.
(3)

Benefit Continuation amount for 1 year only.  The executive and his spouse will receive Benefit Continuation for the remainder of each of their lives for the executive, his spouse and their eligible dependents.

Joseph T. Lower

			Change of Control/
			Termination
			Without
	Resignation(1)/		Cause/
Compensation	Termination for	Incapacity/	for Good	Non-
Element	Cause	Death	Reason	Renewal
Lump-sum of Salary for Contract Term/Severance Payment	$-	$1,275,000	$1,800,000	$-

Accrued Incentive Compensation	-	450,000	450,000	-

Total Cash Payments	-	1,725,000	2,250,000	-

Acceleration of Unvested Equity Awards	-	3,871,152	3,871,152	1,300,000

TOTAL	$-	$5,596,152	$6,121,152	$1,300,000

(1)	See “Employment, Severance and Change of Control Agreements” on page 38 of this proxy statement.

Sean J. Cromie

				Change of Control
	Voluntary				Termination
	Resignation(1)/				Without
Compensation	Termination for	Incapacity/	Termination	Remain	Cause/Resignation
Element	Cause	Death	Without Cause	Employed	with Good Reason

Lump-sum of Salary for Contract Term/Severance Payment	$-	$660,290	$1,113,177	$-	$1,113,177

Benefit Continuation	-	15,766	15,766	-	15,766

Total Cash Payments	-	676,056	1,128,943	-	1,128,943

Acceleration of Unvested Equity Awards	-	1,920,288	1,153,322	1,920,288	1,920,288

TOTAL	$-	$2,596,344	$2,282,265	$1,920,288	$3,049,231

(1)	See “Employment, Severance and Change of Control Agreements” on page 38 of this proxy statement.

Wayne R. Exton

					Change of Control
	Voluntary					Termination
	Resignation(1)/					Without
Compensation	Termination			Termination	Remain	Cause/Resignation
Element	For Cause	Incapacity	Death	Without Cause	Employed	with Good Reason

Lump-sum of Salary for Contract Term/Severance Payment	$-	$585,243	$566,543	$966,456	$-	$966,456

Benefit Continuation	-	15,581	-	15,581	-	15,581

Total Cash Payments	-	600,824	566,543	982,037	-	982,037

Acceleration of Unvested Equity Awards	-	1,702,539	1,702,539	1,002,354	1,702,539	1,702,539

TOTAL	$-	$2,303,363	$2,269,082	$1,984,391	$1,702,539	$2,684,576

(1)	See “Employment, Severance and Change of Control Agreements” on page 38 of this proxy statement.

Ryan M. Patch

				Change of Control/
				Termination
				Without
				Cause/
Compensation	Termination for		Incapacity/	for Good
Element	Cause(1)	Resignation	Death	Reason

Lump-sum of Salary for Contract Term/Severance Payment	$-	$-	$1,550,022	$2,519,822

Accrued Cash Incentive Compensation	-	453,126	453,126	453,126

Benefit Continuation	-	-	246,898	246,898

Total Cash Payments	-	453,126	2,250,046	3,219,846

Acceleration of Unvested Equity Awards	-	-	1,947,093	1,947,093

TOTAL	$-	$453,126	$4,197,139	$5,166,939

(1)	See “Employment, Severance and Change of Control Agreements” on page 38 of this proxy statement.

Policy and Procedures for the Review and Approval of Related Person Transactions

We have adopted a written policy pursuant to which our Audit Committee will be presented with a description of any related person transactions for them to consider for approval. The policy is designed to operate in conjunction with and as a supplement to the provisions of our Code of Business Conduct.

Under the policy, our Law Department will review all proposed transactions presented to or identified by it involving a related person and in which the Company is a participant and in which the amount exceeds $120,000. The Law Department will present to the Audit Committee for approval any transaction at or above this dollar amount in which the related person may have a direct or indirect material interest. In determining whether to approve or ratify a related person transaction, the Audit Committee will consider the following: (1) whether the transaction was the product of fair dealing, which factors include the timing, initiation, structure and negotiations of the transaction, and whether the related person’s interest in such transaction was disclosed to the Company; (2) the terms of the transaction and whether similar terms would have been obtained from an arm’s length transaction with a third party; and (3) the availability of other sources for comparable products or services. The policy also identifies certain types of transactions that our Board has identified as not involving a direct or indirect material interest and are therefore, not considered related person transactions for purposes of the policy.

The policy requires that our Law Department implement certain procedures for the purpose of obtaining information with respect to related person transactions. These procedures include, among other things, (1) informing, on a periodic basis, our directors, nominees for director and executive officers of the requirement for presenting possible related party transactions to the Law Department for review and (2) reviewing questionnaires completed by directors, nominees for director and executive officers designed to elicit information about possible related person transactions.

Certain Relationships and Related Transactions

Amin J. Khoury is the brother of Company co-founder, Robert J. Khoury. Robert J. Khoury received the compensation outlined in the Compensation of Directors section and will continue to receive compensation under the consulting agreement described above. There are no other family relationships among any of our directors and officers. There are no other reportable transactions pursuant to this requirement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater-than-ten-percent shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of reports furnished to us and, with respect to our directors and officers, written representations that no other reports were required, with respect to the year ended December 31, 2014, all Section 16(a) filing requirements applicable to our directors, officers and greater-than-ten-percent beneficial owners were complied with except for one late Form-4 filing with respect to the MIP Awards in February 2014 for each of our then NEOs.

PROPOSAL NO. 3

RATIFICATION OF THE APPOINTMENT

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP as independent registered public accounting firm to audit the consolidated financial statements for the year ending December 31, 2015 and presents this appointment to the stockholders for ratification.

Although stockholder approval of this appointment is not required, the Audit Committee and the Board believe that submitting the appointment to the stockholders for ratification is a matter of good corporate governance. If the stockholders do not ratify the appointment, the Audit Committee will review its future selection of independent registered public accounting firm, but still may retain them. Even if the appointment is ratified, the Audit Committee, at its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Deloitte & Touche LLP acted as our independent registered public accounting firm for the 2014 fiscal year. In addition to its audit of our consolidated financial statements, Deloitte & Touche LLP also audited the financial statements of the Amended and Restated 1994 Employee Stock Purchase Plan (“ESPP”) and Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates performed certain non-audit services.

A representative of Deloitte & Touche LLP is expected to be present at the meeting and will be afforded the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from stockholders.

For information concerning the appointment of Deloitte & Touche LLP, see “Report of the Audit Committee of the Board of Directors” above. For information concerning fees paid to Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates, see “Principal Accountant Fees and Services” below.

The affirmative vote of a majority of the votes present, in person or by proxy and properly cast at the meeting is required to ratify the appointment of the independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP.

AUDIT MATTERS

Deloitte & Touche LLP has audited the financial statements of the Company for the fiscal year ended December 31, 2014.

A representative of Deloitte & Touche LLP is expected to be present at the meeting and will be afforded the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from stockholders.

When considering Deloitte & Touche LLP’s independence, the Audit Committee considered whether its provision of services to the Company beyond those rendered in connection with its audit and review of the Company’s consolidated financial statements was compatible with maintaining its independence and has determined that such services do not interfere with that firm’s independence in the conduct of its auditing function. The Audit Committee also reviewed, among other things, the amount of fees paid to Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates for audit and non-audit services.

Principal Accountant Fees and Services

The following table sets forth by category of service the fees incurred in engagements performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates, for professional services rendered to B/E Aerospace, Inc. for the fiscal years ending December 31, 2014, and December 31, 2013.

	2014	2013
	(in thousands)	(in thousands)
Audit Fees	$5,418	$5,968
Audit-Related Fees	3,071	136
Tax Fees	3,761	2,229
Total	$12,250	$8,333

Audit Fees

Audit fees in 2014 and 2013 consist of aggregate fees, including expenses, billed and reasonably expected to be billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates in connection with the annual audit and the audit of internal controls over financial reporting (Sarbanes-Oxley Act Section 404), the reviews of the Company’s quarterly reports on Form 10-Q, statutory audits required for the Company’s subsidiaries and services provided in connection with filing registration statements with the SEC.

Audit-Related Fees

Audit-related fees in 2014 and 2013 consist of the aggregate fees, including expenses, billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates in connection with the Company’s spin-off of KLX, including audits of carve-out financial statements for KLX, employee benefit plan audits and acquisition-related services.

Tax Fees

Tax fees in 2014 and 2013 consist of the aggregate fees, including expenses, billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates in connection with services for tax compliance, tax planning and advice which included the spin-off of KLX and tax audit assistance.

Pre-Approval Policies and Procedures

The Audit Committee approves all audit and audit-related services, tax services and other services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates. Any services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates that are not specifically included within the scope of the audit must be pre-approved by the Audit Committee in advance of any engagement. Under the Sarbanes Oxley Act of 2002, Audit Committees are permitted to approve certain fees for audit-related services, tax services and other services pursuant to a de minimis exception prior to the completion of an audit engagement. In 2014, none of the fees paid to Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates were approved pursuant to the de minimis exception.

In making its recommendation to appoint Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015, the Audit Committee has considered whether the services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates are compatible with maintaining the independence of Deloitte & Touche LLP and has determined that such services do not interfere with that firm’s independence in the conduct of its auditing function.

PROPOSAL NO. 4

APPROVAL OF AMENDMENT TO THE B/E AEROSPACE, INC. AMENDED AND RESTATED NON-EMPLOYEE DIRECTORS STOCK AND DEFERRED COMPENSATION PLAN

On April 30, 2015, the Board unanimously approved an amendment to the Company’s Amended and Restated Non-Employee Directors Stock and Deferred Compensation Plan to increase the number of shares of common stock available thereunder from 206,847 (which includes the NEDSDCP’s current specified plan limit of 200,000 shares, plus an additional 6,847 shares previously issued in accordance with the adjustment provisions of the NEDSDCP to preserve the value of outstanding awards thereunder in connection with the spin-off of KLX from the Company), to 256,847 shares, subject to stockholder approval.  As of the close of business on April 22, 2015, the price of the Company’s common stock was $63.43 per share.

This amendment to the NEDSDCP is being submitted for approval by the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at the Company’s 2015 Annual Meeting of Stockholders.  The following is a summary of the principal provisions of the NEDSDCP, but is not intended to be a complete description of all of the terms and provisions thereof.  This description is qualified by reference to the NEDSDCP plan document, a copy of which is attached hereto as Annex A.  If approved by the stockholders, the Company shall reserve an additional 50,000 shares of common stock for issuance under the NEDSDCP.

History and Purpose.  The NEDSDCP was originally effective as of September 1, 2000.  The purpose of the NEDSDCP is to attract, motivate and retain eligible directors of the Company who elect to participate therein by offering them opportunities to defer compensation, and to encourage directors to increase their stock ownership in the Company.

Administration.  The NEDSDCP is administered by the Compensation Committee.  The Compensation Committee has the authority to (1) construe and interpret the NEDSDCP; (2) resolve questions concerning benefits payable under the NEDSDCP; (3) maintain necessary records pertaining to the administration of the NEDSDCP; and (4) establish rules and procedures for the administration of, and make all determinations related to, the NEDSDCP.  The Compensation Committee members serve at the discretion of the Board, and the Board may add or remove Compensation Committee members at any time or exercise any authority exercised by the Compensation Committee.

Eligibility.  Eligibility is limited to members of the Board who are not officers or employees of the Company or its subsidiaries, and who are compensated in their capacity as directors.  This group currently consists of six individuals.

Deferral Elections.  Participants may elect to defer their director retainers, whether received as cash or shares of common stock, into the NEDSDCP.  Deferrals may be made in increments of 25%, 50%, 75% or 100%.  Eligible cash compensation may be deferred into either a cash account or a stock unit account.  Eligible compensation received as shares of common stock may be deferred into a stock unit account.  As described under “Compensation of Directors” on page 9, the Company automatically defers a portion of directors’ retainers into the NEDSDCP as deferred share units.  Deferral elections for eligible compensation received in any plan year must be made in writing on forms provided by the Company on or before December 31 of the immediately preceding year (or, in the case of a newly eligible director, within 30 days of becoming eligible).  If an election is made and is not revoked or changed with respect to the following plan year by the end of the current plan year, the election will remain in place with respect to compensation for the following plan year.

Participant Accounts.  If a participant elects to defer the receipt of cash compensation into a cash account, as of the date the cash compensation would have been otherwise payable, the Company will credit the participant’s cash account with the amount equal to the percentage of eligible compensation that the participant elected to defer.  As of the last day of each calendar quarter, each participant’s cash account will be credited with the earnings reasonably determined by the plan administrator to be allocable to that account.

If a participant elects to defer cash or stock compensation into a stock unit account, the plan administrator will, as of the last day of each calendar quarter in which the eligible compensation would otherwise be paid, credit the participant’s stock unit account with a number of stock units.  This number of stock units is determined by dividing the amount equal to the percentage of compensation that the participant deferred by the average of the fair market values of a share of the Company’s common stock during the ten trading days preceding the last day of the calendar quarter.

The stock units credited to a participant’s stock unit account are used solely as a device for the determination of the number of shares of the Company’s common stock to be eventually distributed to the participant.  Participants are not entitled to any voting or other stockholder rights with respect to stock units in their stock unit accounts.

At the end of each quarter, a participant’s stock unit account will be credited with additional stock units representing dividends paid during the quarter on a number of shares equal to the aggregate number of stock units in the participant’s stock unit account as of the end of the preceding quarter divided by the average of the fair market values of a share of the Company’s common stock during the last ten trading days preceding the applicable crediting date.

Participant deferrals of compensation into a cash account or stock unit account are always 100% vested.

Future grants of stock units under the NEDSDCP are not determinable because the amount of stock units granted will be dependent upon the amounts of compensation that participants choose to defer into stock unit accounts.

Distributions.  A participant may elect distributions as a lump sum or in annual installments for up to ten years.  If a participant fails to make an election, distribution will be made in the form of a lump sum.  In addition, if after a termination of service the balance remaining in a participant’s cash account is less than $10,000 or, if the number of stock units remaining in the participant’s stock unit accounts is less than 1,000, then the remaining balances will be distributed in a lump sum, regardless of the participant’s election.

Termination of Service.  If a participant ceases to serve as a director of the Company, the crediting of amounts to the participant’s cash account, if applicable, and the crediting of stock units to a participant’s stock unit account, if applicable, will be accelerated to the date of the termination of service.  In such case, the amount of cash or number of stock units credited for the quarter in which the termination of service occurs will be prorated based on the number of days of service during the applicable quarter, and the award date will be deemed to be the date of the termination of service.

Adjustment or Changes in Capitalization.  In the case of any event that results in a change to the outstanding shares of the Company’s common stock, such as a stock dividend, stock split or recapitalization, the plan administrator will appropriately adjust participants’ stock unit accounts if such an adjustment is deemed necessary to preserve benefits under the NEDSDCP.

Non-Assignability.  Awards under the NEDSDCP are not assignable or transferable, other than by operation of law or through the designation of a beneficiary to receive amounts payable to a participant under the NEDSDCP upon his or her death.

Amendment and Termination of the NEDSDCP.  The NEDSDCP has an unlimited term.  The Board reserves the unilateral right to amend, modify or completely terminate the NEDSDCP at any time.  However, no such amendment, modification or termination may adversely affect any account balance maintained on behalf of a participant.

Certain Federal Income Tax Considerations.  The Code generally provides that amounts that participants defer under the NEDSDCP will not be subject to federal income taxes until distributed to participants.  NEDSDCP distributions are taxed as ordinary income in the year received and are subject to tax rates on the amount of the cash or Company common stock delivered to participants at the time of distribution.  The foregoing is not to be considered tax advice to any person who may be a participant, and any such persons are advised to consult their own tax counsel.  The foregoing is intended to be a general discussion and does not cover all aspects of an individual’s unique tax situation, such as the tax consequences of deferred compensation, including under Section 409A of the Code, or state and local taxes.

The affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at the meeting is required to approve the amendment to the NEDSDCP.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT TO THE B/E AEROSPACE, INC. AMENDED AND RESTATED NON-EMPLOYEE DIRECTORS STOCK AND DEFERRED COMPENSATION PLAN.

Equity Compensation Plan Information

The Company maintains the following equity compensation plans under which the Company’s common stock is authorized for issuance to employees and directors in exchange for services: the LTIP, the Amended and Restated 1989 Stock Option Plan, the 1991 Directors’ Stock Option Plan, the United Kingdom 1992 Employee Share Option Scheme, ESPP and NEDSDCP. The United Kingdom 1992 Employee Share Option Scheme has not been approved by the Company’s stockholders; the other plans have received the approval of the Company’s stockholders. The only plans which remain currently active are the LTIP, the ESPP and NEDSDCP. The following table provides aggregate information regarding the shares of common stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s equity compensation plans as of December 31, 2014:

	(a)		(c)
	Number of Securities		Number of Securities
	to be Issued Upon	(b)	Available for Future
	Exercise of	Weighted Average	Issuance Under Equity
	Outstanding	Exercise Price of	Compensation Plans
	Options,	Outstanding Options,	(Excluding Securities
	Warrants and	Warrants and Rights	Reflected in
Plan Category	Rights (1)	($)	Column (a)) (2)
Equity Compensation Plans approved by security holders (3):	-	$-	5,206,926
Equity Compensation Plans not approved by security holders (4)	-	-	-
Total	-	$-	5,206,926

(1)	As of December 31, 2014, the weighted average remaining contractual life of all outstanding stock options was 0 years.

(2)	Numbers in this column also include rights granted pursuant to the ESPP and rights under the LTIP.

(3)

Awards were granted pursuant to the following plans: the LTIP, the Amended and Restated 1989 Stock Option Plan, and the 1991 Directors’ Stock Option Plan. The Company will not make any further awards under the 2001 Stock Option Plan, the 2001 Directors’ Stock Option Plan, the Amended and Restated 1989 Stock Option Plan or the 1991 Directors’ Stock Option Plan.

(4)

Options were granted pursuant to the following plan: United Kingdom 1992 Employee Share Option Scheme. The Company will not make any further awards under this plan. There were no outstanding options after November 30, 2014.

Non-Stockholder Approved Plans. The material terms of the Company’s non-stockholder approved equity compensation plans are summarized below.

United Kingdom 1992 Employee Share Option Scheme. The Board adopted the United Kingdom 1992 Employee Share Option Scheme on July 15, 1992. The UK plan is a United Kingdom Inland Revenue approved plan that provides for the grant of share options to key employees of the Company and its subsidiaries in the United Kingdom. No further option grants will be made under the plan. No options were outstanding as of November 30, 2014.

The exercise price of the share options granted under the UK plan were determined by the Board and are equal to 100% of the fair market value of the Company’s common stock on the date of grant. Unless otherwise determined by the Board, share options vested as to 25% of the underlying shares on the date of grant and on each of the first, second and third anniversaries of the date of grant and expire on the tenth anniversary of the date of grant. Upon an optionee’s termination of employment with the Company or its subsidiaries for any reason other than death, sick leave, or an approved leave of absence, share options will lapse immediately. In addition, upon a change of control of the Company, share options will generally either (i) vest in full and remain exercisable for a period of fourteen days or (ii) be canceled and replaced with an option to purchase shares of the acquiring corporation with substantially the same terms.

1996 Stock Option Plan.  The Board adopted the 1996 Stock Option Plan on August 16, 1996. The plan provides for the grant of nonstatutory stock options to employees, consultants and advisors of the Company and its subsidiaries other than directors and executive officers. No further option grants will be made under the plan. No options were outstanding as of November 30, 2014.

The exercise price of the options were determined by the Board but are not to be less than 100% of the fair market value of the Company’s common stock on the date of grant. Unless otherwise determined by the Board, options vested as to 25% of the underlying shares on the date of grant and on each of the first, second and third anniversaries of the date of grant and expire on the tenth anniversary of the date of grant.

Upon an optionee’s termination of employment for any reason other than death or for cause, vested options will generally remain exercisable for three months and unvested options will be immediately forfeited. However, if the optionee has been an employee of the Company for at least 10 years at the time of termination, vested options will generally remain exercisable until the original expiration date. In addition, upon a change of control of the Company either (i) all outstanding options will become immediately exercisable at least 20 days prior to the change of control and will terminate upon the effective date of the change of control or (ii) the Board of Directors will provide for the assumption or replacement of the outstanding options by the surviving corporation resulting from the change of control.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders to be held in 2016 pursuant to Rule 14a-8 under the Exchange Act must be received by the Secretary of the Company at its executive offices no later than February 17, 2016 to be considered for inclusion in the Company’s proxy materials for that meeting. That date is 120 calendar days before the one-year anniversary of the June 16, 2015 release date for this Proxy Statement. For notice of a stockholder proposal to be considered timely, but not included in the proxy materials for the Annual Meeting of Stockholders in 2016 or 2017, a stockholder’s proposal must be delivered to, or mailed and received by, the Secretary of the Company in accordance with Section 2.11 of the Company’s Amended and Restated By-laws.

OTHER MATTERS

The Board of Directors is not aware of any matters that will be brought before the meeting other than as described in this Proxy Statement. However, if any matters properly come before the meeting that are not specifically set forth on the proxy card and in this Proxy Statement, the persons designated as proxies will have authority to vote thereon in accordance with their best judgment.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

Our Proxy Statement and our Annual Report on Form 10-K are available on our website at www.beaerospace.com.

If you want to receive a paper copy or email pdf copy of these documents, you must request one. There is no charge. Please contact:

B/E Aerospace, Inc.
1400 Corporate Center Way
Wellington, FL 33414-2105
Attention: Investor Relations
Telephone: 561-791-5000

Annex A

B/E AEROSPACE, INC.

AMENDED AND RESTATED

NON-EMPLOYEE DIRECTORS STOCK

AND

DEFERRED COMPENSATION PLAN

B/E AEROSPACE, INC.

AMENDED AND RESTATED

NON-EMPLOYEE DIRECTORS STOCK

AND

DEFERRED COMPENSATION PLAN

SECTION 1.  PURPOSES AND AUTHORIZED SHARES

The purposes of the B/E Aerospace, Inc. Amended and Restated Non-Employee Directors Stock and Deferred Compensation Plan (the "Plan") are to attract, motivate and retain eligible directors of the Company who elect to participate in this Plan by offering them opportunities to defer compensation and to encourage directors to increase their stock ownership in the Company. An aggregate number not to exceed 256,847 shares of Common Stock (subject to adjustments contemplated by Section 5.6 hereof) may be delivered pursuant to this Plan.

SECTION 2.  DEFINITIONS

Whenever the following terms are used in this Plan, they shall have the meaning specified below unless the context clearly indicates to the contrary:

ACCOUNT or ACCOUNTS means one or more of the Participant's Cash Account(s) or Stock Unit Account(s), as the context requires.

APPLICABLE PERCENTAGE means the percentage of Eligible Compensation subject to deferral or payment in Shares.

AVERAGE FAIR MARKET VALUE means the average of the Fair Market Values of a share of Common Stock during the last ten (10) trading days preceding the applicable Award Date.

AWARD DATE means, in the case of Cash Account deferrals, each date on which cash would otherwise have been paid; in the case of Unit Account deferrals, the last day of each calendar quarter.

BOARD means the Board of Directors of the Company.

CASH ACCOUNT means the bookkeeping account maintained by the Company on behalf of a Participant who elects to defer his or her Compensation in cash pursuant to Section 4.

CODE means the Internal Revenue Code of 1986, as amended.

COMMON STOCK means the Common Stock of the Company, subject to adjustment pursuant to Section 5.6 hereof.

COMMITTEE means the Board or a Committee of the Board acting under delegated authority from the Board.

COMPANY means B/E Aerospace, Inc., a Delaware corporation, and its successors and assigns.

DIVIDEND EQUIVALENT means the amount of cash dividends or other cash distributions paid by the Company on that number of shares of Common Stock which is equal to the number of Stock Units then credited to a Participant’s Stock Unit Account on the applicable measurement date, which amount shall be allocated as additional Stock Units to the Participant’s Stock Unit Account, as provided in Section 5.3 hereof.

EARNINGS mean those earnings that are allocable to the Participant’s Cash Accounts in such manner as the Committee shall reasonably determine.

EFFECTIVE DATE means September 1, 2000.

ELIGIBLE COMPENSATION means retainer and/or meeting fees for services as a director, as established by the Board from time to time, which may be payable in cash or Shares.

ELIGIBLE DIRECTOR means a member of the Board who is not an officer or employee of the Company or a subsidiary and who is compensated in the capacity as a director.

EXCHANGE ACT means the Securities Exchange Act of 1934, as amended from time to time.

FAIR MARKET VALUE means on any date the average of the high and low prices of the Common Stock, as published in The Wall Street Journal or otherwise reliably reported, of the principal securities exchange or market on which the Common Stock is so listed, admitted to trade, or quoted, or, if there is no trading of the Common Stock on such date, then the average of the high and low prices of the Common Stock as quoted on the next preceding date on which there was trading in such shares.  If the Common Stock is not so listed, admitted or quoted, the Committee may designate such other exchange, market or source of data as it deems appropriate for determining such value of purposes of this Plan.

PARTICIPANT means an Eligible Director who elects to participate in this Plan or otherwise has an Account balance under this Plan.

PLAN means the B/E Aerospace, Inc. Amended and Restated Non-Employee Directors Stock and Deferred Compensation Plan.

SHARES means shares of Common Stock.

STOCK UNIT OR UNIT means a non-voting unit of measurement which is deemed for bookkeeping and payment purposes to represent the right to receive one share of Common Stock of the Company pursuant to the terms of this Plan.

STOCK UNIT ACCOUNT means the bookkeeping account maintained by the Company on behalf of each Participant which is credited with Stock Units in accordance with Section 5.2.

YEAR means each calendar year during the term of this Plan.

SECTION 3.  PARTICIPATION

Each Eligible Director may elect to defer under and subject to Section 4 of this Plan his or her Eligible Compensation for any Year.

SECTION 4.  SHARE OR DEFERRAL ELECTIONS

4.1 TIME AND TYPES OF ELECTIONS.  On or before December 31 immediately preceding each succeeding Year (or, in the case of a person who first becomes an Eligible Director during the Year, within 30 days after becoming an Eligible Director), each Eligible Director may make the following two irrevocable elections, subject to Section 4.2 hereof:

(1) To the extent that Participant’s Eligible Compensation is designated as payable to the Participant in the form of cash, the Company may, in its sole discretion, permit a Participant to elect, in lieu of cash, (a) to receive such Eligible Compensation currently in Shares, (b) to defer such Eligible Compensation in a Cash Account, (c) to defer such Eligible Compensation in a Stock Unit Account, or (d) to select one or more of the preceding payment or deferral methods in accordance with the Applicable Percentage increments set forth in Section 4.2 hereof such that the sum of all such Applicable Percentage increments does not exceed 100%.

(2) To the extent that Participant’s Eligible Compensation is designated as payable to the Participant in the form of Common Stock, the Company may, in its sole discretion, permit a Participant to elect, in lieu of Common Stock, to defer all or a portion of such Eligible Compensation in a Stock Unit Account in accordance with the Applicable Percentage increments set forth in Section 4.2 hereof such that the sum of all such Applicable Percentage increments does not exceed 100%.

4.2 PERMITTED AMOUNTS; ELECTIONS.  The portions of the Eligible Compensation subject to deferral or payment in Shares shall be limited to increments of 25%, 50%, 75% or 100% (the “Applicable Percentage”).  All elections shall be in writing on forms provided by the Company (and such election forms may, in the discretion of the Company, require that a Participant defer all or a specified portion of such Participant’s Eligible Compensation in accordance with this Section 4).  If an election is made under this Section 4 and is not revoked or changed with respect to the following Year by the end of the current Year, the election shall be deemed a continuing one and shall remain in place with respect to compensation for the following Year.

SECTION 5.  DEFERRAL ACCOUNTS

5.1 CASH ACCOUNT.  If an Eligible Director has made an election under Section 4.1(1)(b) to defer the receipt of cash compensation in a Cash Account, the Company shall establish and maintain a Cash Account for the Participant under this Plan, which Account shall be a memorandum account on the books of the Company.  A Participant’s Cash Account shall be credited as follows:

(a) As of the date the Eligible Compensation would have been otherwise payable, the Company shall credit the Participant’s Cash Account with an amount equal to the Applicable Percentage of the Eligible Compensation.

(b) As of the last day of each calendar quarter, each Participant’s Cash Account shall be credited with the Earnings reasonably determined by the Committee to be allocable to such Account.

5.2 STOCK UNIT ACCOUNT.

(a) Elective Deferrals.  If an Eligible Director has made an election under Section 4.1(1)(c) or 4.1(2) to defer receipt of cash compensation or stock compensation in a Stock Unit Account, the Committee shall, as of the last day of each calendar quarter in which the Eligible Compensation was earned and would otherwise be paid, credit the Participant’s Stock Unit Account with a number of Units determined by dividing an amount which is equal to the Applicable Percentage of the Participant’s Eligible Compensation by the Average Fair Market Value of a share of Common Stock as of the Award Date.

(b) Limitations on Rights Associated with Units.  A Participant’s Stock Unit Account shall be a memorandum account on the books of the Company.  The Units credited to a Participant’s Stock Unit Account shall be used solely as a device for the determination of the number of shares of Common Stock to be eventually distributed to the Participant in accordance with this Plan.  The Units shall not be treated as property or as a trust fund of any kind.  No Participant shall be entitled to any voting or other stockholder rights with respect to Units granted or credited under this Plan.  The number of Units credited (and the number of Shares to which the Participant is entitled under this Plan) shall be subject to adjustment in accordance with Section 5.6 and the terms of this Plan.

5.3 DIVIDEND EQUIVALENT CREDITS TO STOCK UNIT ACCOUNT.  As of the end of each quarter, a Participant’s Stock Unit Account shall be credited with additional Units in an amount equal to the Dividend Equivalent representing dividends paid during the quarter on a number of shares equal to the aggregate number of Stock Units in the Participant’s Stock Unit Account as of the end of the preceding quarter divided by the Average Fair Market Value of a share of Common Stock as of the applicable crediting date.

5.4 IMMEDIATE VESTING AND ACCELERATED CREDITING.

(a) Units and Other Amounts Vest Immediately.  All Units or other amounts credited to one or more of a Participant’s Accounts shall be at all times fully vested and not subject to a risk of forfeiture.

(b) Acceleration of Crediting of Accounts.  In the event a Participant ceases to serve as a director of the Company, the crediting of amounts to a Participant’s Cash Account, if applicable, and the crediting of Units to a Participant’s Stock Unit Account, if applicable, shall be accelerated to the date of termination of service.  In such case, the amount or number of Units credited for the quarter in which the termination of services occurs shall be prorated based on the number of days of service during the applicable quarter, and the Award Date shall be deemed to be the date of termination of service.

5.5 DISTRIBUTION OF CASH OR SHARES.

(a) Time and Manner of Distribution of Accounts.

(1) Cash Accounts and Stock Units Account.  The cash or Shares payable under this Plan in respect of Cash Accounts or Stock Unit Accounts, respectively, shall be distributed to the Participant (or, in the event of his or her death, the Participant’s Beneficiary) at such time and in such manner as elected by the Participant and set forth in the Participant’s election form.  In the sole discretion of the Company (as set forth in the form of election form provided by the Company), a Participant may elect distributions in one of the following two forms:  (i) a lump sum distribution, or (ii) annual installments not to exceed ten (10) such annual installments.  Each annual installment shall be equal to the value of the Account being distributed multiplied by a fraction, the numerator of which is one (1) and the denominator of which is the number of installments remaining to be paid.  In the event that a Participant fails to make an election, then distribution shall be made in the form of a lump sum.  Each Account, less any applicable withholding taxes, shall be distributed commencing the earlier of (x) the date specified in the Participant’s election form as described above, or (y) the first day of the month immediately following the date of the Participant’s termination of service, or as soon as administratively practicable thereafter.

Notwithstanding the foregoing, if after a termination of service the balance remaining in a Participant’s Cash Account is less than $10,000 or, if the number of Units remaining in the Participant’s Stock Unit Accounts is less than 1,000, then such remaining balances shall be distributed in a lump sum.

(b) Election to Further Defer Distribution of Cash Accounts or Stock Unit Accounts.  A Participant may, with the approval of the Administrator, elect to further defer the commencement of any distribution to be made with respect to amounts credited under any Cash or Stock Unit Account by filing a new written election with the Committee on a form approved by the Committee; provided, however, that (1) no such election shall be effective until twelve (12) months after such election is filed with the Committee, (2) no such new election shall be effective with respect to any Account after benefits with respect to the Account shall have commenced, and (3) such election must provide that the first payment with respect to such election must be deferred for at least five (5) years from the date such payment would otherwise have been made.

(c) Form of Distribution of Cash Accounts or Stock Unit Accounts.  Stock Units credited to a Participant’s Stock Unit Account shall be distributed in an equivalent whole number of Shares of the Company’s Common Stock.  Any fractional share interests shall be accumulated and paid in cash with the last distribution.  All amounts credited to a Participant’s Cash Account shall be distributed in cash.

5.6 ADJUSTMENTS IN CASE OF CHANGES IN COMMON STOCK.  If there shall occur any change in the outstanding shares of the Company’s Common Stock by reason of any stock dividend, stock split, recapitalization, merger, consolidation, combination or other reorganization, exchange of shares, sale of all or substantially all of the assets of the Company, split-up, split-off, spin-off, extraordinary redemption, liquidation or similar corporate change or change in capitalization or any distribution to holders of the Company’s Common Stock (other than cash dividends and cash distributions), the Committee shall make such proportionate and equitable adjustments consistent with the effect of such event on stockholders generally (but without duplication of benefits if Dividend Equivalents are credited), as the Committee determines to be necessary or appropriate, in the number, kind and/or character of shares of Common Stock or other securities, property and/or rights contemplated hereunder, including any appropriate adjustments to the market prices used in the determination of the number of Shares and Units, and in rights in respect of Stock Unit Accounts credited under this Plan so as to preserve the benefits intended.

SECTION 6.  ADMINISTRATION

6.1 THE ADMINISTRATOR.  The Administrator of this Plan shall be the Board as a whole or a Committee as appointed from time to time by the Board to serve as administrator of this Plan.  The participating members of any Committee so acting shall include, as to decisions in respect of participants who are subject to Section 16 of the Exchange Act, only those members who are Non-Employee Directors (as defined in Rule 16b-3 promulgated under the Exchange Act).  Members of the Committee shall not receive any additional compensation for administration of this Plan.

6.2 COMMITTEE ACTION.  A member of the Committee shall not vote upon any matter which relates solely to himself or herself as a Participant in this Plan.  Action of the Committee with respect to the administration of this Plan shall be taken pursuant to a majority vote or (assuming compliance with Section 6.1) by unanimous written consent of its members.

6.3 RIGHTS AND DUTIES; DELEGATION AND RELIANCE; DECISIONS BINDING.  Subject to the limitations of this Plan, the Committee shall be charged with the general administration of this Plan and the responsibility for carrying out its provisions, and shall have powers necessary to accomplish those purposes, including, but not by way of limitation, the following:

(1) To construe and interpret this Plan;

(2) To resolve any questions concerning the amount of benefits payable to a Participant (except that no member of the Committee shall participate in a decision relating solely to his or her own benefits);

(3) To make all other determinations required by this Plan;

(4) To maintain all the necessary records for the administration of this Plan; and

(5) To make and publish forms, rules and procedures for the administration of this Plan.

The determination of the Committee made in good faith as to any disputed question or controversy and the Committee’s determination of benefits payable to Participants, including decisions as to adjustments under Section 5.6, shall be conclusive and binding for all purposes of this Plan.  In performing its duties, the Committee shall be entitled to rely on information, opinions, reports or statements prepared or presented by: (i) officers or employees of the Company whom the Committee believes to be reliable and competent as to such matters; and (ii) counsel (who may be employees of the Company), independent accountants and other persons as to matters which the Committee believes to be within such persons’ professional or expert competence.

The Committee shall be fully protected with respect to any action taken or omitted by it in good faith pursuant to the advice of such persons.  The Committee may delegate ministerial, bookkeeping and other non-discretionary functions to individuals who are officers or employees of the Company.

SECTION 7.  PLAN CHANGES AND TERMINATION

7.1 AMENDMENTS.  The Board shall have the right to amend this Plan in whole or in part from time to time or may at any time suspend or terminate this Plan (provided such amendment, suspension  or termination complies with requirements under Code Section 409A); provided, however, that no amendment or termination shall cancel or otherwise adversely affect in any way, without his or her written consent, any Participant’s rights with respect to then outstanding Accounts or Dividend Equivalent credits thereon so long as the Account is outstanding).  Any amendments authorized hereby shall be stated in an instrument in writing, and all Participants shall be bound by upon receipt of notice the amendment.

7.2 TERM. It is the current expectation of the Company that this Plan shall continue indefinitely, but continuance of this Plan is not assumed as a contractual obligation of the Company.  If the Board of Directors decides to discontinue or terminate this Plan, it shall notify the Committee and Participants in this Plan of its action in writing, and this Plan shall be terminated at the time set forth on the notice.  All Participants shall be bound thereby.  No benefits shall accrue in respect of Eligible Compensation earned after a discontinuance or termination of this Plan.

SECTION 8.  MISCELLANEOUS

8.1 UNFUNDED PLAN AND LIMITATION ON PARTICIPANTS’ RIGHTS.  Participants shall have the rights only if general unsecured creditors of the Company with respect to amounts credited and benefits payable, if any, on their Cash Account, and rights no greater than the right to receive the Common Stock (or equivalent value as a general unsecured creditor) with respect to Stock Units or Share Accounts.  The Plan constitutes a mere promise by the Company to make distributions in the future.  It is intended that this Plan shall constitute an “unfunded” plan for tax purposes and an “unfunded” plan for a select group of management or highly compensated employees under the Employee Retirement Income Security Act of 1974, as amended.  Participation in this Plan shall not give any person the right to serve as a member of the Board or any rights or interests other than as herein provided.  Participants shall not be entitled to receive actual dividends or to vote Shares until after delivery of a certificate representing the Shares.

8.2 BENEFICIARIES.

(a) Beneficiary Designation.  Upon forms provided by and subject to conditions imposed by the Company, each Participant may designate in writing the Beneficiary or Beneficiaries (as defined in Section 8.2(b)) whom such Participant desires to receive any amounts payable under this Plan after his or her death.  The Company and the Committee may rely on the Participant’s designation of a Beneficiary or Beneficiaries last filed in accordance with the terms of this Plan.

(b) Definition of Beneficiary.  A Participant’s “Beneficiary” or “Beneficiaries” shall be the person, persons, trust or trusts (or similar entity) designated by the Participant or, in the absence of a designation, entitled by will or the laws of descent and distribution to receive the Participant’s benefits under this Plan in the event of the Participant’s death, and shall mean the Participant’s executor or administrator if no other Beneficiary is identified and able to act under the circumstances.

8.3 BENEFITS NOT TRANSFERABLE; OBLIGATIONS BINDING UPON SUCCESSORS.  Benefits of a Participant under this Plan shall not be assignable or transferable and any purported transfer, assignment, pledge or other encumbrance or attachment of any payments or benefits under this Plan, or any interest therein, other than by operation of law or pursuant to Section 8.2, shall not be permitted or recognized.  Shares deliverable under this Plan may be subject to restrictions on transfer under applicable securities laws, unless the Shares are duly registered prior to issuance.  Obligations of the Company under this Plan shall be binding upon successors of the Company.

8.4 GOVERNING LAW; SEVERABILTY. The validity of this Plan or any of its provisions shall be construed, administered and governed in all respects under the laws of the State of Florida.  If any provision of this Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

8.5 COMPLIANCE WITH LAWS. This Plan and the offer, issuance and delivery of shares of Common Stock and/or the payment of money through the deferral of compensation under this Plan are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law) and to such approvals by any listing, agency or any regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith.  Any securities delivered under this Plan shall be subject to prior registration or such restrictions as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as it may reasonably request to assure such compliance.

8.6 PLAN CONSTRUCTION. This Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code and the regulations and other guidance issued thereunder, as in effect from time to time. To the extent a provision of the Plan is contrary to or fails to address the requirements of Code

Section 409A, the Plan shall be construed and administered as necessary to comply with such requirements until this Plan is appropriately amended to comply with such requirements.

It is the intent of the Company that transactions pursuant to this Plan satisfy and be interpreted in a manner that satisfies the applicable conditions for exemption under Rule 16b-3 promulgated under the Exchange Act (“Rule 16b-3”) so that to the extent elections are timely made, elective deferrals (including the crediting of Units and Dividend Equivalents and the distribution of Shares hereunder) will be entitled to the benefits of Rule 16b-3 or other exemptive rules under Section 16 of the Exchange Act and will not be subjected to avoidable liability thereunder.  The Committee may, subject to Sections 8.5 hereof, permit elections by Eligible Directors that would not qualify for exemption under Section 16(b) of the Exchange Act, so long as the availability of any exemption thereunder for other Participants under this Plan is not compromised.

8.7 HEADINGS NOT PART OF PLAN. Headings and subheadings in this Plan are inserted for reference only and are not to be considered in the construction of the provisions hereof.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 0234DB 1 U P X + Annual Meeting Proxy Card . + IMPORTANT ANNUAL MEETING INFORMATION A Vote on Directors – The Board of Directors unanimously recommends a vote FOR the listed nominees. 1. Election of Two Class III Directors: Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below. C Please sign this proxy card and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you attend. Please sign as your name appears herein. Give full title if an Attorney, Executor, Administrator, Trustee, Guardian, etc. For an account in the name of two or more persons, each should sign, or if one signs, signer should attach evidence of authority. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. B Vote on Proposals The Board of Directors unanimously recommends a vote FOR Proposal 2. The Board of Directors unanimously recommends a vote FOR Proposal 3. For Against Abstain 2. Say on Pay – An advisory vote on the approval of executive compensation. 3. Proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2015 fiscal year. To transact any other business that may properly come before the meeting or any adjournment thereof, this proxy will be voted at the discretion of the proxy holder. 01 - Richard G. Hamermesh 02 - David J. Anderson For Withhold For Withhold The Board of Directors unanimously recommends a vote FOR Proposal 4. 4. Proposal to amend the B/E Aerospace, Inc. Amended and Restated Non-Employee Directors Stock and Deferred Compensation Plan. MMMMMMMMMMMM MMMMMMMMMMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ 1234 5678 9012 345 MMMMMMM 2 3 8 3 6 4 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMM C 1234567890 J N T C123456789 Electronic Voting Instructions You can vote by the Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on July 30, 2015. Vote by Internet • Go to www.investorvote.com/BEAV • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q

. ANNUAL MEETING JULY 30, 2015 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. The undersigned hereby constitutes and appoints Messrs. Joseph T. Lower and Ryan M. Patch, or either of them, with full power of substitution to each, proxies to vote and act at the Annual Meeting of Stockholders of B/E Aerospace, Inc. (the “Company”) to be held on July 30, 2015 at the Four Seasons Hotel, 200 Boylston Street, Boston, Massachusetts 02116 at 10:30 a.m. (Eastern Time) and at any adjournment thereof (the “Meeting”), upon and with respect to the number of shares of Common Stock, par value $0.01 per share that the undersigned would be entitled to vote if personally present. The undersigned hereby instructs such proxies, or their substitutes, to vote on those matters appearing on the reverse side hereof as specified by the undersigned and in such manner as they may determine on any other matter that may come before the Meeting, all as indicated in the accompanying Notice of Meeting and Proxy Statement, receipt of which is hereby acknowledged. All proxies heretofore given by the undersigned in respect of the Meeting are hereby revoked. Unless otherwise specified in the boxes provided on the reverse side hereof, this Proxy will be voted (1) FOR the nominees for Director, (2) FOR Proposal 2, (3) FOR Proposal 3, (4) FOR Proposal 4, and (5) in the discretion of the named proxies as to any other matter that may properly come up before the Meeting. Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on July 30, 2015. The Company’s 2015 Proxy Statement and the Company’s Annual Report for 2014 are available at: http://proxy.beaerospace.com/phoenix.zhtml?c=78014&p=proxy. CONTINUED AND TO BE VOTED ON REVERSE SIDE Proxy — B/E Aerospace, Inc. D Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. + + qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q